UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Sirius XM Holdings Inc.

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Letter to Stockholders	Jim Meyer Chief Executive Officer SiriusXM

Dear Fellow Stockholders,

In 2018, SiriusXM achieved record-setting results while taking key actions that will enable us to drive even more growth and value creation. We are executing on a clear strategy to capture the significant opportunities ahead by delivering the most compelling audio experience to our millions of listeners in the car, at home and on the go.

Our results demonstrate that 2018 was an incredible year for SiriusXM. We achieved record highs in subscribers, revenues and profits while maintaining our robust capital return program. Highlights of the year include:

•	Reaching more subscribers than ever before: We exceeded expectations by adding approximately 1.4 million self-paying subscribers, finishing the year with more than 36 million subscribers in North America—a new record. This was our ninth consecutive year of one-million plus net-subscriber additions. We also achieved a churn rate of just over 1.7%, the lowest since 2007.

•	Setting new financial records, including:

○ Record revenue of $5.8 billion; and

○ Net income of $1.2 billion.

•	Returning significant capital to stockholders: We distributed approximately $1.5 billion to stockholders through repurchases and dividends. In November, our Board of Directors voted to increase our dividend by 10%, and recently added an additional $2 billion to our stock repurchase authorization, bringing our total authorization to $14 billion. Continuing to return capital through dividends and our share repurchase program remains a priority as we move forward.

ACQUIRING PANDORA TO CREATE THE WORLD’S LARGEST AUDIO ENTERTAINMENT COMPANY

In September 2018, we entered into an agreement to acquire Pandora, and we closed the acquisition on February 1, 2019. With the addition of Pandora, the largest U.S. streaming music provider, SiriusXM now reaches more than 100 million people across its audio products.

By combining our talent and strengths, we can create new, unique audio packages that bring together the best of both services, building a powerful platform for consumers to connect with established and emerging entertainment brands and talent. We also believe there are significant opportunities for cross-promotion across our combined audience of subscribers, trialers, and listeners, which represents the largest digital audio audience in the United States. Together, we plan to build the Pandora brand and business even further and take the combined company to new heights.

BUILDING ON THE BEST CONTENT

Great content is—and will continue to be—the core of what we do at SiriusXM. The curation and creation of exclusive programming, easy access to the best live sports, and presentation of exclusive live performances from world-class entertainers is what sets us apart. In 2018, we launched new channels, held special concerts for subscribers, and expanded our number of live broadcast events.

LETTER TO STOCKHOLDERS

During 2018, we:

•	Added new voices on the red-hot political front with CNN’s Chris Cuomo’s live call-in show starting up, and a new polling show with political analyst, Kristen Soltis Anderson. We’ve also added a daily afternoon show hosted by ABC News’ chief legal analyst, Dan Abrams, focused on politics and legal issues in the news.

•	Aired a special stand-up show with award-winning comedian and actor Ricky Gervais, “Ricky Gervais and Friends: A Work In Progress.”

•	Hosted special invitation-only concerts and shows featuring The Killers, U2 at Harlem’s world-famous Apollo Theater, Lynyrd Skynyrd at the Buckhead Theatre in Atlanta, and Jason Aldean at Opry City Stage.

•	Created new channels, including LL COOL J’s “Rock the Bells Radio,” Diplo’s Revolution, and Kevin Hart’s Laugh Out Loud Radio.

•	Launched exclusive limited-run channels from Phish, Dave Matthews Band, Fleetwood Mac, The Beach Boys and U2.

•	Broadcast performances and backstage interviews from The Governors Ball Music Festival, the prestigious Stagecoach Country Music Festival and the Coachella Valley Music and Arts Festival.

•	Increased our already-large array of live sports channels with new full-time channels for major college sports conferences, including the Big Ten, Big 12, ACC, SEC and Pac 12, also known as The Power Five.

•	Broadcast 41 college football bowl games, offering more subscriber access than ever before on SiriusXM radio and on the SiriusXM app.

•	Offered extensive coverage of the NFL, NBA, Major League Baseball, and National Hockey League seasons and playoffs.

•	Launched “Changing the Game with Christine Brennan and Rennae Stubbs” covering women’s sports, and women’s perspective on all sports on the Dan Patrick Radio channel.

•	Announced a five-year extension to the broadcasting agreement with the PGA of America.

Looking ahead, we will keep on updating and adding to our lineup of channels, shows, and hosts to give people a great reason to pay for radio.

GROWING IN AND OUT OF THE CAR

Deepening our Relationships with Automakers

The overall auto market in 2018 was significantly stronger than many expected going into the year, driven primarily by truck and SUV sales. SiriusXM continues to benefit from this growth as we create new avenues for growth in vehicles. Automakers are excited about our acquisition of Pandora and the prospect of new, compelling packages for their buyers. In addition, more and more automakers are seeing the value in our suite of offerings.

The rollout of our 360L platform is building momentum. This next-generation, two-way platform for connected vehicles is receiving high penetration commitments at many automakers, including our significant expansion in General Motors vehicles planned for later this year. We are also seeing more firm deployment schedules at other automakers and expect this platform to eventually be deployed throughout all our new vehicle distribution.

LETTER TO STOCKHOLDERS

In addition, we are continuing to grow our connected vehicle (CV) business, which provides safety, security and convenience features to consumers. In 2018, our CV business achieved strong double-digit revenue growth and positive cash flow contributions. Just recently, we signed new agreements with Nissan and Infiniti, which awarded us their next-generation connected vehicle business, extending our CV relationship with them through model year 2022.

In short, car buyers love SiriusXM, and automakers have recognized this by agreeing to prominently place us in the dashboard for many years to come. In early 2019, we announced that SiriusXM will become a standard feature on all Toyota vehicles in the United States in a new agreement that extends through 2028. With this agreement, we expect SiriusXM’s penetration to exceed 80% of new vehicle volume.

Expanding Outside the Car

While our automaker presence remains a central part of our strategy, we have also made real progress in growing our position outside the car. We are deploying apps with more features and content, including video, which increase engagement with SiriusXM. We are also providing even more support for next-generation platforms, such as the burgeoning category of smart speakers, which we see as a great way to extend the reach of SiriusXM in-home. We are creating more content and more functionality for Amazon’s Alexa-powered platform and are working with several other large players in this space. SiriusXM’s availability on more voice-activated home assistants adds value to their platforms and services, and broadens our distribution in a natural listening environment.

Put simply, we’re focused on more engagement everywhere. And our combination with Pandora completely changes the game by giving us vastly more scale outside of the car in a way that we believe is complementary to our existing strategy at SiriusXM.

Looking Ahead

We made transformational progress over the last year and we are excited about the opportunities we see ahead. In 2019, SiriusXM expects to add nearly 1 million self-pay net subscribers and achieve revenue of approximately $6.1 billion, with adjusted EBITDA of approximately $2.3 billion and free cash flow of approximately $1.6 billion. This guidance does not give effect to our recent acquisition of Pandora. We are confident that our focus on unmatched content, improved distribution via automakers and increasing out-of-car engagement will enable us to continue growing cash flows that we can use to invest in our business and to return capital to stockholders.

As we move forward, our SiriusXM employees – including our new colleagues from Pandora – will continue to drive our ability to meet and exceed our expectations. Their commitment to innovation and creativity is why we can keep providing our listeners and customers the best content and audio programming they have come to expect when they tune in to SiriusXM or stream Pandora.

I look forward to updating you throughout 2019. Thank you for your investment in SiriusXM.

Sincerely,

James E. Meyer

Chief Executive Officer

SiriusXM

Notice of 2019

Annual Meeting of Stockholders

Time and Date:	8:30 a.m., New York City time, on Wednesday, June 5, 2019

Place:	The Paley Center for Media
25 West 52nd Street
New York, New York 10019

Items of Business:	1. To elect the thirteen director nominees listed herein;

2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2019; and

3. To transact any other business properly coming before the annual meeting and any adjournments or postponements thereof.

Who may Vote:	Stockholders of record at the close of business on April 12, 2019.

Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Wednesday, June 5, 2019:	We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we first sent stockholders of record at the close of business on or about April 22, 2019, a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our proxy statement and annual report for the fiscal year ended December 31, 2018 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

PATRICK L. DONNELLY

Executive Vice President, General Counsel and Secretary

New York, New York

April 22, 2019

1290 Avenue of the Americas

11th Floor

New York, New York 10104

Proxy Statement

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Holdings Inc. to be held on Wednesday, June 5, 2019, beginning at 8:30 a.m., New York City time, at The Paley Center for Media, 25 West 52nd Street, New York, New York 10019, and at any adjournments or postponements thereof. This proxy statement is first being distributed or made available, as the case may be, to stockholders on or about April 22, 2019.

About the Meeting

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At our annual meeting, stockholders will act upon the following matters outlined in the Notice of 2019 Annual Meeting of Stockholders, including:

•	Item 1—the election of thirteen director nominees to our board (Joan L. Amble, George W. Bodenheimer, Mark D. Carleton, Eddy W. Hartenstein, James P. Holden, Gregory B. Maffei, Evan D. Malone, James E. Meyer, James F. Mooney, Michael Rapino, Kristina M. Salen, Carl E. Vogel and David M. Zaslav);

•	Item 2—the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2019; and

•	such other business that may properly be conducted at the annual meeting or any adjournments or postponements thereof.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders. On April 12, 2019 (the “Record Date”), 4,624,740,186 shares of our common stock were outstanding.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

Assuming the presence of a quorum, the directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the thirteen director nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or

“Withhold” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from whom they are withheld. Votes that are withheld and broker non-votes (as described below) will not have any effect on the outcome of the election of the directors because directors are elected by plurality voting, but votes that are withheld and broker non-votes will be counted for the purpose of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote on the matter is required for Item 2 (the ratification of the

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PROXY STATEMENT • ABOUT THE MEETING

appointment of KPMG LLP as our independent registered public accountants for 2019). You may vote “For,” “Against” or “Abstain” with respect to Item 2. For Item 2, an “Abstain” vote will have the same effect as a vote against the proposal. There will be no broker non-votes with respect to Item 2, as brokers may vote shares with respect to this proposal in the absence of client instructions. Item 2 is not binding on our board of directors or the Company.

WHEN WILL VOTING RESULTS BE AVAILABLE?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

WHO CAN ATTEND THE ANNUAL MEETING?

Subject to space availability, all stockholders or their duly appointed proxies may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Only persons who have proof of their stock ownership will be allowed to enter the meeting and only those with proof of stock ownership as of the Record Date will be allowed to vote at the meeting. Proof of ownership will be any statement from a bank or broker showing the ownership of our common stock. Registration and seating will begin at 8:15 a.m., New York City time.

WHAT CONSTITUTES A QUORUM?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

WHAT IS A BROKER NON-VOTE?

A broker non-vote occurs if you hold shares in “street name” (that is, your shares are held on your behalf by a bank, broker or other nominee) and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2019), without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on non-routine items, such as Item 1 (the election of directors). It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 is counted.

Broker non-votes will be counted for purposes of determining whether a quorum is present to hold the annual meeting.

WHAT IF I DON’T VOTE ELECTRONICALLY OR RETURN MY PROXY CARD AND DON’T ATTEND THE ANNUAL MEETING?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (the election of directors), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote on this Item. If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 2 (the ratification of the appointment of KPMG LLP), your broker will be entitled to vote your shares.

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PROXY STATEMENT • ABOUT THE MEETING

HOW DO I VOTE?

Stockholders of record can vote as follows:

By Internet: Stockholders may vote over the Internet at www.envisionreports.com/SIRI by following the instructions included on your Notice. You will need the 15-digit Control Number included on the Notice to obtain your records and to create an electronic voting instruction form.

By Telephone: Stockholders may vote by telephone 1-800-652-VOTE (8683) by following the instructions included with your Notice. You will need the 15-digit Control Number included on the Notice in order to vote by telephone.

By Mail: Stockholders may request a proxy card from us by following the instructions on the Notice. When you receive the proxy card, mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage-paid envelope provided to you.

At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

Only your latest executed vote will count.

If your shares are held in “street name,” you must also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Tuesday, June 4, 2019. Mailed proxy cards with respect to shares held of record must be received by us no later than Tuesday, June 4, 2019. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and those institutions will likely require your instructions to be submitted before the deadline.

WHAT IS HOUSEHOLDING?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Holdings Inc., Attention: Corporate Secretary, 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

HOW CAN I OBTAIN A PRINTED COPY OF THE PROXY MATERIALS?

To receive, free of charge, a separate copy of the Notice and, if applicable, this proxy statement and our annual report, stockholders may write or call us at:

Investor Relations

Sirius XM Holdings Inc.

1290 Avenue of the Americas

11th Floor

New York, New York 10104

(212) 584-5100

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104 that you are revoking your proxy;

•	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual

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PROXY STATEMENT • ABOUT THE MEETING

meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

WHO WILL COUNT THE VOTES?

A representative of Computershare will tabulate the votes and act as inspector of elections.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

WHOM AM I DESIGNATING AS MY PROXY?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to vote on your behalf at the meeting by completing another proper proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

WHO IS SOLICITING MY PROXY, AND WHO WILL PAY FOR THE COSTS OF THE SOLICITATION?

Sirius XM is soliciting your proxy. The cost of soliciting proxies will be borne by Sirius XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing but will receive no additional compensation for their services.

WHEN, AND HOW, DO I SUBMIT A PROPOSAL FOR NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2020 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1290 Avenue of the Americas, 11th Floor, New York, New York 10104, to the attention of the Corporate Secretary, no later than the close of business on December 14, 2019.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2020 Annual Meeting of Stockholders, such a proposal must be received by our Corporate Secretary on or after March 7, 2020 but no later than March 27, 2020. In the event that the date of the 2020 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2019 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2020 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Stockholders is first made. In addition, for the purposes of the application of Rule 14a-4(c) of the Exchange Act, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

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Item 1—Election of Directors

Thirteen director nominees are standing for election at the annual meeting. The Nominating and Corporate Governance Committee of our board of directors has nominated the director nominees listed below after consideration of each individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

The Nominating and Corporate Governance Committee believes that a well-functioning board includes a diverse group of individuals who bring a variety of complementary skills, experiences and perspectives. Our board of directors is committed to having a diverse board. The charter of the Nominating and Corporate Governance Committee provides that the Committee may include diversity in identifying director candidates. In furtherance of this commitment, the Nominating and Corporate Governance Committee will require that any list of candidates to be considered by the Committee for nomination to our board include candidates with a diversity of race, ethnicity and gender. Any third party consultant asked to furnish an initial list will be requested to include such candidates.

The Nominating and Corporate Governance Committee generally considers each nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a group, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our nominees should serve on the board of directors are generally described in the biographical information below.

In 2018, we did not pay a fee to any third party to identify, evaluate or assist in identifying, or evaluate potential nominees for our board of directors.

Set forth below are the nominees proposed to be elected to serve until the 2020 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

To be elected as a director, each nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each nominee has consented to serve as a director if elected.

2019 PROXY STATEMENT	5

ITEM 1—ELECTION OF DIRECTORS

Biographical information about this year’s nominees:

JOAN L. AMBLE Age: 65 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM.

Since October 2016, Ms. Amble has been an independent advisor to the Risk and Audit Committee of the Executive Committee of the United States affiliate of Société Générale S.A., a French multinational banking and financial services company. From May 2011 until her retirement in December 2011, Ms. Amble was the Executive Vice President, Finance, of the American Express Company and also served as its Executive Vice President, Principal Accounting Officer and Comptroller, from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as Vice President, Controller and Chief Accounting Officer of GE Capital. Ms. Amble serves as a member of the board of directors of Booz Allen Hamilton Holding Corporation and Zurich Insurance Group. Ms. Amble also served as a director of Brown Forman Corporation and SG Americas Securities Holdings, LLC, a subsidiary of Société Générale S.A., during the last five years.

Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial reporting, including experience with the rules and regulations of the SEC, based, in part, on her experience at the General Electric Company and American Express. Ms. Amble also has experience in the areas of financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and corporate governance.

GEORGE W. BODENHEIMER Age: 60 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Bodenheimer has been a director since September 2013.

From December 2017 to March 2018, Mr. Bodenheimer was the Acting Chair of the board of directors of ESPN, Inc., the multimedia, multinational sports entertainment company. Mr. Bodenheimer retired in May 2014 as Executive Chairman of ESPN, Inc. He was Executive Chairman of ESPN, Inc. from January 2012 until May 2014. He served as Co-Chairman of Disney Media Networks from April 2004 until January 2012 and as President of ABC Sports from March 2003 until January 2012. Mr. Bodenheimer was named President of ESPN in November 1998, a position he held until January 2012. Mr. Bodenheimer joined ESPN in 1981 and served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves as a member of the board of directors of Under Armour, Inc.

Key Attributes, Experience and Skills:

Mr. Bodenheimer has extensive experience in: marketing, promoting and producing sports and entertainment programming, including live major sporting events; identifying emerging sports properties; and assessing on-air and executive talent. Mr. Bodenheimer also has unique experience in evaluating and assessing the desirability of sports properties that are likely to be attractive to both the core demographics of our subscriber base and other segments of our existing and targeted customer base.

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ITEM 1—ELECTION OF DIRECTORS

MARK D. CARLETON Age: 58 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Carleton has been a director since December 2014.

Mr. Carleton has been the Chief Financial Officer of Liberty Media Corporation (“Liberty Media,” which term includes its predecessors), Liberty Broadband Corporation (“Liberty Broadband”) and Qurate Retail, Inc. (“Qurate”) (formerly known as Liberty Interactive Corporation) since October 2016. He has also served as Chief Financial Officer of GCI Liberty, Inc. since March 2018. Mr. Carleton previously served as Chief Development Officer of Liberty Media, Qurate, Liberty Broadband and Liberty TripAdvisor Holdings, Inc. from January 2016 to September 2016, as a Senior Vice President of Liberty Media from January 2013 to December 2015, Qurate from November 2014 to December 2015 and Liberty Broadband from October 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media from December 2003 to January 2013. Prior to joining Liberty Media, Mr. Carleton was a partner at KPMG LLP from 1993 to 2003, where he also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton previously served as a director of Sirius XM Radio Inc. from January 2013 to September 2013. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc. and Barnes & Noble, Inc. Mr. Carleton also served on the board of directors of Air Methods Corporation and Ideiasnet during the last five years.

Key Attributes, Experience and Skills:

Mr. Carleton has extensive experience in the media, telecommunications and entertainment industries; this experience is very valuable in assessing and evaluating opportunities and our plans from both a short- and long-term perspective. He also brings to the board, among his other skills and qualifications, financial and accounting expertise acquired as the Chief Financial Officer of Liberty Media, Qurate, Liberty Broadband and GCI Liberty, Inc. and as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him experience in the areas of leadership development and succession planning, risk assessment, and stockholder and government relations.

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ITEM 1—ELECTION OF DIRECTORS

EDDY W. HARTENSTEIN Age: 68 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Hartenstein has been a director since July 2008, served as the chairman of our board from November 2009 to April 2013 and has served as our lead independent director since April 2013. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM.

Mr. Hartenstein was the non-executive Chairman of the Board of Tribune Publishing, a leading diversified media company that included the Los Angeles Times, from August 2014 through January 2016. Mr. Hartenstein retired as the Publisher and Chief Executive Officer of the Los Angeles Times in August 2014, a position he held since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 until January 2013. In December 2008, the Tribune Company filed for Chapter 11 bankruptcy protection and, under his leadership, emerged in December 2012. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein also serves as a member of the board of directors of tronc, Inc., Broadcom Limited and TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation). Mr. Hartenstein served as a director of SanDisk Corporation, Yahoo! Inc. and The City of Hope during the last five years.

Key Attributes, Experience and Skills:

Mr. Hartenstein has extensive experience in building, managing, marketing and operating satellite and subscription services. He brings direct and highly relevant expertise to the board in such areas as the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

JAMES P. HOLDEN Age: 67 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Holden has been a director since August 2001.

From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at that company. Mr. Holden is the Lead Director of Speedway MotorSports, Inc., the Lead Director of Snap-On Incorporated and a member of the board of directors of Elio Motors, Inc.

Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business, a key market for our services. Mr. Holden’s perspective on, and knowledge of, the inner workings, business and product planning processes in the automotive industry are significant assets to the board.

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ITEM 1—ELECTION OF DIRECTORS

GREGORY B. MAFFEI Age: 58 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Maffei has been a director since March 2009 and has served as the chairman of our board since April 2013.

He has served as a director and the President and Chief Executive Officer of Liberty Media (including its predecessors) since May 2007, Liberty Broadband since June 2014 and GCI Liberty, Inc. since March 2018. He has served as a director and the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. Mr. Maffei has served as Chairman of the Board of Qurate since March 2018, and as a director of Qurate (including its predecessor) since November 2005. Mr. Maffei has also served as the President and Chief Executive Officer of Liberty Interactive Corporation (including its predecessor) from February 2006 until March 2018 and as director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, as Chairman, Chief Executive Officer and President of 360networks Corporation and as Chief Financial Officer of Microsoft Corporation.

Mr. Maffei has served as (i) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (ii) a director of Charter Communications, Inc. since May 2013, and (iii) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow Inc., from May 2005 to February 2015. Mr. Maffei served (i) as a director of Barnes  & Noble, Inc. from September 2011 to April 2014, (ii) as the Chairman of the Board of Starz from January 2013 to December 2016, and (iii) as the Chairman of the Board of Directors and a director of Pandora Media, Inc. from September 2017 to February 2019.

Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy-making positions at Liberty Media, Qurate, Liberty TripAdvisor, Liberty Broadband, GCI Liberty, Inc., Oracle, 360networks and Microsoft. He also provides the board with an executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space. The board also benefits from his extensive public company board experience.

EVAN D. MALONE Age: 48 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Dr. Malone has been a director since May 2013.

Dr. Malone has served as President of NextFab Studio, LLC, which provides manufacturing-related technical training, product development and business acceleration services, since June 2009. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Dr. Malone serves as president of the Malone Family Foundation, as a director and president of the NextFab Foundation, and as an officer of the Malone Family Land Preservation Foundation. Dr. Malone has served as a director of Liberty Media since September 2011 and has served as a director of Qurate since August 2008.

Key Attributes, Experience and Skills:

Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s perspectives assist the board in adapting to technological changes facing the audio entertainment industry. His entrepreneurial experience also provides the board valuable insights in evaluating opportunities in existing, new and emerging technologies.

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ITEM 1—ELECTION OF DIRECTORS

JAMES E. MEYER Age: 64 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Meyer has served as our Chief Executive Officer since December 2012 and has been a director since January 2013.

Previously, Mr. Meyer was our President, Operations and Sales. Prior to joining us in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer is Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) and a director of Charter Communications, Inc. From September 2017 to February 2019, Mr. Meyer served as a director of Pandora Media, Inc.

Key Attributes, Experience and Skills:

As our Chief Executive Officer, Mr. Meyer is responsible for setting and executing the goals and strategies related to our business. Mr. Meyer provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business. His ability as a director to share his views during the board’s deliberations is of significant benefit to the other members of the board of directors.

JAMES F. MOONEY Age: 64 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Mooney has been a director since July 2003.

Mr. Mooney is the Chief Executive Officer of Four Horsemen Consulting Group. Mr. Mooney was a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, from March 2003 until June 2013. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is the Chairman of the Archdiocese of New York for Central Westchester, a member of the board of St. Thomas Aquinas College and a member of the Board of Advisors for the University of Notre Dame. Mr. Mooney was previously a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications, including relevant experience in subscriber-based businesses. His diverse experience is useful in our business planning process, and in analyzing subscriber trends, marketing opportunities, personnel and our long-term business plans.

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ITEM 1—ELECTION OF DIRECTORS

MICHAEL RAPINO Age: 53 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Rapino has been a director since January 2018.

Mr. Rapino has been the President and Chief Executive Officer of Live Nation Entertainment, Inc. (“Live Nation”) since 2005 and serves on its board of directors. Live Nation is the world’s leading live entertainment company comprised of: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship.

Key Attributes, Experience and Skills:

Mr. Rapino is a leading figure in the music industry and brings to the board extensive experience in marketing and promoting live entertainment, especially musical entertainment.

KRISTINA M. SALEN Age: 48 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Ms. Salen has been a director since July 2018.

Ms. Salen has been the Chief Financial Officer of Moda Operandi, Inc., an online luxury retailer, since February 2019. From July 2017 to October 2018, Ms. Salen was the Chief Financial Officer and Chief Operating Officer of UnitedMasters, an artist services company. Previously, she served as the Chief Financial Officer at Etsy, Inc., an online marketplace, from January 2013 to March 2017. Prior to Etsy, Ms. Salen led the media, Internet, and telecommunications research group of FMR LLC (doing business as Fidelity Investments), a multinational financial services company, from January 2006 to January 2013. Prior to Fidelity, Ms. Salen worked in various financial and executive roles at several companies, including Oppenheimer Capital LLC, an investment firm, from June 2002 to December 2005; Merrill Lynch & Co., Inc., a financial services corporation acquired by Bank of America Corporation in January 2009, from June 1997 to June 2001; Lazard Freres & Co. LLC, a global financial advisory and asset management firm, from April 1996 to June 1997; and SBC Warburg, an investment bank, from December 1994 to April 1996. Ms. Salen is also a director of Cornerstone OnDemand, Inc., a cloud-based talent management software solution company, where she is Chair of the Audit Committee.

Key Attributes, Experience and Skills:

Ms. Salen has extensive experiencing in media, telecommunications and internet companies, including experience advising, managing and investing in early-stage enterprises and assessing media-related business plans and opportunities. This experience, together with her financial and management expertise, make her an important asset in the board’s deliberations and in its assessment of our plans and alternatives.

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ITEM 1—ELECTION OF DIRECTORS

CARL E. VOGEL Age: 61 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Vogel has been a director since April 2011.

Mr. Vogel is a private investor and an industry advisor for Kohlberg Kravis Roberts & Co. LP. Mr. Vogel is also a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications, Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the board of directors and audit committee of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, and a member of the board of directors and audit committee of Universal Electronics, Inc., a provider of wireless control technology for connected homes. He is also a member of the board of directors and chairman of the audit committee of AMC Networks, Inc., a provider of cable television programming. Mr. Vogel also served as a director of Ascent Media Corporation, Inc. during the last five years.

Key Attributes, Experience and Skills:

Mr. Vogel has extensive experience as a leader in media and subscription businesses, including in many companies and ventures with operations that are directly related and complementary to our business, such as Dish Network, Charter Communications, Shaw Communications and AMC Networks. In addition, his experience as a chief executive officer, private equity advisor and investor is useful in, and provides the directors a valuable perspective on, the board’s evaluation of media industry trends and opportunities, the assessment of executive talent, and the consideration of strategic acquisitions and alternatives.

DAVID M. ZASLAV Age: 59 POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS

Mr. Zaslav has been a director since May 2013.

Mr. Zaslav has been the President and Chief Executive Officer of Discovery Communications, Inc., one of the largest nonfiction media companies in the world, since January 2007 and a director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav also serves on the boards of Lions Gate Entertainment, Inc., the National Cable & Telecommunications Association, The Cable Center, Grupo Televisa, Partnership for New York City and USC Shoah Foundation. He is also a member of the Board of trustees for The Paley Center for Media and the Mt. Sinai Medical Center.

Key Attributes, Experience and Skills:

Mr. Zaslav, as the Chief Executive Officer of Discovery Communications and through his prior work in television, has developed a deep understanding of the media and entertainment industry. This experience, together with his general management expertise, positions him as a valued presence on our board of directors to assist us in evaluating programming and marketing opportunities and trends in the audio entertainment industry.

The board of directors recommends a vote “FOR” the
election of each of the nominees named above.

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ITEM 1—ELECTION OF DIRECTORS

What are the responsibilities of the board of directors?

The business and affairs of our company are managed under the direction of our board of directors. Our board, among other things, oversees senior management selection, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for potential director nominees. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other potential candidates to be directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a director.

Upon the recommendation of Mr. Maffei and, following the Nominating and Corporate Governance Committee’s review, consideration, discussion and evaluation, the Nominating and Corporate Governance Committee recommended and, on July 18, 2018, the board unanimously appointed Ms. Salen to serve on our board effective as of the same date.

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ITEM 1—ELECTION OF DIRECTORS

What is the board’s leadership structure?

Gregory B. Maffei, the Chief Executive Officer of Liberty Media Corporation, is the Chairman of our board of directors. The Chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The Chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the Chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the Chairman of the board to lead the directors and assist the board in its fundamental role of providing advice to, and oversight of, management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

Does the board have a lead independent director?

Liberty Media beneficially owns, directly and indirectly, approximately 68% of our outstanding common stock. In light of that control relationship, the board of directors believes it is appropriate, and a matter of good corporate governance, to designate a director to serve as the lead independent director. The board has designated Eddy W. Hartenstein, the former Chairman of our board of directors, to serve as the lead independent director. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board of directors determines.

Are all of the directors required to be independent?

Liberty Media beneficially owns, directly and indirectly, approximately 68% of our outstanding common stock entitled to vote for the election of directors. As a result, we are considered a “controlled company” and are accordingly exempt from certain corporate governance requirements of The NASDAQ Global Select Market (“NASDAQ”) Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors, that we have a compensation committee comprised of independent directors and that director nominations are recommended by the independent members of the board of directors or a nominating committee composed of independent directors. We rely on these exemptions available to a controlled company with respect to the independence requirement of our compensation committee and our nominating committee.

The controlled company exemption does not extend to the audit committee independence requirements. Accordingly, our audit committee will continue to be comprised solely of directors meeting the independence standards under the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

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How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of NASDAQ. A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2019. As part of this review, the Committee reviewed with our Corporate Secretary questionnaires submitted by directors. These questionnaires disclose transactions and relationships between each director or members of his or her immediate family, on one hand, and us, other directors, members of our senior management and our affiliates, on the other hand.

Based on this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and the applicable NASDAQ listing standards, with the exception of:

•	James E. Meyer, our Chief Executive Officer;

•	Gregory B. Maffei and Mark D. Carleton, each of whom is an employee of Liberty Media; and

•	Evan D. Malone, whose father is the Chairman of Liberty Media.

The Nominating and Corporate Governance Committee also determined that Ms. Vanessa A. Wittman, who served as a director during part of 2018, was also independent under the standards set forth in our Guidelines and the applicable NASDAQ listing standards.

With respect to George W. Bodenheimer, the board evaluated the ordinary course transactions during the last three years between us and ESPN and found that the amounts paid by us to ESPN did not preclude finding Mr. Bodenheimer independent. The board also considered the ordinary course transactions during the last three years between us and FanDuel, Inc., a private company of which Carl E. Vogel is a member of the Board of Directors, and concluded that the amounts paid to us by FanDuel did not preclude finding Mr. Vogel independent. In the case of Michael Rapino, the directors evaluated: the ownership relationship between Liberty Media and Live Nation, including the fact that Mr. Carleton is a director and Mr. Maffei is the Chairman of the Board of Live Nation; the 2018 agreement between Live Nation and us to arrange a concert for us for which Live Nation received a customary fee; and the other ordinary course transactions, such as data and marketing agreements, between us and Live Nation. The board concluded that Mr. Rapino did not have any relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

The board has determined that a majority of the members of the Compensation Committee meet the independence standards under the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” to the extent applicable regarding “performance-based compensation” under the former Section 162(m) of the Internal Revenue Code of 1986, as amended. The board has determined that a majority of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by NASDAQ applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

Our independent directors meet regularly in executive sessions.

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ITEM 1—ELECTION OF DIRECTORS

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the board may also form ad hoc committees.

Copies of the current charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee		Functions
Audit
Members: Joan L. Amble* Eddy W. Hartenstein Kristina M. Salen	•	Selects our independent registered public accounting firm
	•	Reviews reports of our independent registered public accounting firm
	•	Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
	•	Monitors the effectiveness of the audit process
	•	Reviews the adequacy of financial and operating controls, including our cyber security efforts
	•	Monitors our corporate compliance program
	•	Monitors our policies and procedures for enterprise risks

Compensation
Members: George W. Bodenheimer Mark D. Carleton James P. Holden Carl E. Vogel*	•	Reviews our senior management compensation policies and strategies
	•	Oversees and evaluates our overall compensation structure and programs

Nominating and Corporate Governance
Members: Gregory B. Maffei James F. Mooney* Carl E. Vogel David M. Zaslav	•	Develops and implements policies and practices relating to corporate governance
	•	Reviews and monitors the implementation of our policies and procedures related to the selection of director candidates
	•	Assists in developing criteria for open positions on the board of directors
	•	Reviews information on potential candidates for directors and makes recommendations to the board of directors
	•	Makes recommendations to the board of directors with respect to committee assignments

* Chair

How often did the board and its committees meet during 2018?

During 2018, there were seven meetings of our board of directors, eight Audit Committee meetings, two Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings. Each director nominee attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served.

Directors are also encouraged to attend the annual meeting of stockholders. Mr. Meyer attended our 2018 annual meeting of stockholders.

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How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance—Contact Our Board.”

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Mr. Bodenheimer, Mr. Carleton, Mr. Holden and Mr. Vogel served as members of the Compensation Committee during 2018. None of the members of the Compensation Committee is or has been an executive officer of our company, and no director who served on the Compensation Committee during 2018 had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of our company or as a member of the Compensation Committee during 2018.

DIRECTOR COMPENSATION

2018 Director Compensation Plan. As Chairman of the board of directors, in 2018, Mr. Maffei received an annual cash retainer of $150,000. Mr. Hartenstein, our lead independent director, also received an annual cash retainer of $150,000. The other non-employee members of our board of directors each received an annual cash retainer of $100,000. Each director who served as chair of a committee of the board of directors in 2018 received an additional annual cash retainer as follows: the Audit Committee chairwoman received $30,000; the Compensation Committee chairman received $20,000; and the Nominating and Corporate Governance Committee chairman received $15,000.

In addition, in 2018, each member received an equity-based award with a grant date value equal to approximately $35,000 in the form of options to purchase our common stock. The options were granted on the business day following our annual meeting of stockholders. These options to purchase our common stock awarded to our non-employee directors vest over a three-year period, with one-third vesting on each anniversary of the date of grant. Each member also received RSUs with a grant date value of approximately $65,000 on the business day following our annual meeting of stockholders. Each RSU entitles the holder to one share of our common stock on the vesting date. These RSUs vest over a three-year period, with one-third vesting on each anniversary of the date of grant.

Amended Director Compensation Plan. In August 2018, the Compensation Committee amended our director compensation policy to: change the mix of equity-based compensation paid to directors, increase the annual cash retainer payable to the chair of the Nominating and Corporate Governance Committee, and adopt equity ownership guidelines for directors. As part of its evaluation of the directors’ compensation, the Compensation Committee engaged Frederick W. Cook & Co., Inc., an independent consulting firm specializing in executive compensation and related corporate governance matters, to assess the reasonableness of the directors’ compensation and compare it to other similarly situated companies.

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ITEM 1—ELECTION OF DIRECTORS

Pursuant to the new director compensation policy, as Chairman of the board of directors, Mr. Maffei will continue to receive an annual cash retainer of $150,000, and Mr. Hartenstein, our lead independent director, will also continue to receive an annual cash retainer of $150,000. The other non-employee members of our board of directors will each continue to receive an annual cash retainer of $100,000. The chair of the Audit Committee will receive an additional $30,000; the chair of the Compensation Committee will receive an additional $20,000; and the chair of the Nominating and Corporate Governance Committee will receive an additional $15,000, an increase in the case of the chair of the Nominating and Corporate Governance Committee of $5,000.

In addition, each member will be eligible to receive $175,000 per year in the form of RSUs. These RSUs will be granted on the business day following the earlier of (i) June 30 of the applicable year or (ii) our annual meeting of stockholders for the applicable year. These RSUs replace the $100,000 in equity-based compensation that directors received under the prior policy in the form of options to purchase our common stock and RSUs.

The Compensation Committee also adopted guidelines for common stock ownership by directors. Each director is expected to own shares of our common stock equal in value to at least five times the annual cash retainer payable to the director. All directors will have until the later of: (i) five years from the date the director is elected or appointed as a member of the Board and (ii) September 1, 2023, to reach these minimum ownership guidelines.

This amended director compensation policy became effective in October 2018. On the effective date, we granted $75,000 in RSUs to the non-employee members of our board of directors. These RSUs vest on the earlier of (i) June 30, 2019 or (ii) the business day following our 2019 Annual Meeting of Stockholders. This one-time grant of RSUs was intended to give effect to the increase in equity compensation under the amended director compensation policy prior to our 2019 Annual Meeting of Stockholders.

Directors may defer their annual cash retainer each year under the Sirius XM Holdings Inc. Deferred Compensation Plan. Participation in the Deferred Compensation Plan, and to what extent, is at each director’s discretion and there is no matching contribution from us. In 2018, Mr. Maffei participated in the Deferred Compensation Plan. At the time of making a deferral election, directors designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination as a director, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code. Directors have the opportunity to designate the investment funds to which the deferred amounts are credited. All investment gains and losses in a director’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the director. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Dividend equivalent units are granted to directors if, on any date while RSUs they hold are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs granted to the director are, as of the record date for such dividend payment, increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the director as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value of such dividend, as determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. Dividend equivalent units vest on the same terms as the related RSUs.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board and committees thereof.

18	2019 PROXY STATEMENT

ITEM 1—ELECTION OF DIRECTORS

Director Compensation Table for 2018

The following table provides compensation information for the year ended December 31, 2018 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors.

Name	Fee Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Joan L. Amble	130,000	139,999	35,066	867	305,932
George W. Bodenheimer	100,000	139,999	35,066	867	275,932
Mark D. Carleton	100,000	139,999	35,066	867	275,932
Eddy W. Hartenstein	150,000	139,999	35,066	867	325,932
James P. Holden	100,000	139,999	35,066	7,425	282,490
Gregory B. Maffei(5)	150,000	139,999	35,066	867	325,932
Evan D. Malone	100,000	139,999	35,066	867	275,932
James F. Mooney(6)	115,000	139,999	35,066	5,153	295,218
Michael Rapino	93,611	163,999	48,006	545	306,161
Kristina M. Salen	45,753	132,996	31,133	345	210,227
Carl E. Vogel	120,000	139,999	35,066	867	295,932
Vanessa A. Wittman(7)	42,745	—	—	296	43,041
David M. Zaslav	100,000	139,999	35,066	867	275,932

(1)	The aggregate grant date fair values of stock awards were computed in accordance Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. On February 1, 2018, Michael Rapino was awarded 3,928 restricted stock units with a grant date value of $24,000. On June 5, 2018, non-employee directors, except Ms. Salen and Ms. Wittman, were each awarded 9,207 restricted stock units with a grant date value of $65,001. On July 25, 2018, Ms. Salen was awarded 8,123 restricted stock units with a grant date value of $57,998. On October 25, 2018, non-employee directors were each awarded 12,953 restricted stock units with a grant date value of $74,998. At December 31, 2018, the aggregate number of unvested restricted stock units and dividend equivalent units outstanding for each of Ms. Amble, Mr. Bodenheimer, Mr. Carleton, Mr. Hartenstein, Mr. Maffei, Dr. Malone, Mr. Vogel, and Mr. Zaslav was 31,239. At December 31, 2018, the aggregate number of unvested restricted stock units and dividend equivalent units outstanding for Mr. Holden was 177,007; for Mr. Mooney was 126,644; for Mr. Rapino was 26,175; and for Ms. Salen was 21,131.
(2)	The aggregate grant date fair values of stock option awards were computed in accordance FASB ASC 718, Compensation—Stock Compensation (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. On February 1, 2018, Michael Rapino was awarded 11,775 options at an exercise price of $6.11 per share with a grant date fair value of $13,000. On June 5, 2018, non-employee directors, except Ms. Salen and Ms. Wittman, were each awarded 24,700 options at an exercise price of $7.06 per share with a grant date fair value of $35,066. On July 25, 2018, Ms. Salen was awarded 20,900 options at an exercise price of $7.14 per share with a grant date fair value of $31,133.
(3)	At December 31, 2018, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble—834,518; Mr. Bodenheimer—307,074; Mr. Carleton—253,434; Mr. Hartenstein—566,308; Mr. Holden—567,377; Mr. Maffei—834,518; Dr. Malone—327,593; Mr. Mooney—127,750; Mr. Rapino—36,475; Ms. Salen—20,900; Mr. Vogel—278,534; and Mr. Zaslav—255,421.
(4)	Represents the fair market value of dividend equivalent restricted stock units accrued during 2018. Dividends were not factored into the grant date fair value of the previously disclosed awards of restricted stock units to the directors.
(5)	During 2018, Mr. Maffei contributed his $150,000 cash director fee into the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). During 2018, Mr. Maffei recorded losses of $17,487 on his deferrals. As of December 31, 2018, Mr. Maffei’s balance in the Deferred Compensation Plan was $132,513
(6)	During 2018, Mr. Mooney received an additional $5,000 as Chair of our Nominating and Corporate Governance Committee.
(7)	Ms. Wittman declined to stand for re-election at our 2018 annual meeting of stockholders and her term as a director ended on June 5, 2018.

Ms. Salen joined the board of directors in July 2018.

2019 PROXY STATEMENT	19

Stock Ownership

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. “Beneficial ownership” includes those shares a person has or shares the power to vote or transfer or has the right to acquire within sixty days of the measurement date. Based upon a Schedule 13D/A filed on November 3, 2014 by Liberty Media Corporation, the beneficial owner of the common stock listed below has sole investment and voting power with respect to these shares.

	Shares Beneficially Owned as of February 28, 2019
Name and Address of Beneficial Owner of Common Stock	Number	Percent
Liberty Media Corporation(1) 12300 Liberty Boulevard Englewood, CO 80112	3,162,173,996	67.28%

(1)	The ownership percentage is based upon the information contained in a Schedule 13D/A filed on November 3, 2014 and a Form 4 filed on December 9, 2014 by Liberty Media Corporation and the actual number of shares outstanding, 4,699,950,844, as of February 28, 2019.

20	2019 PROXY STATEMENT

STOCK OWNERSHIP

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned as of February 28, 2019 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Joan L. Amble	783,231	*
George W. Bodenheimer	216,407	*
Mark D. Carleton(2)	162,767	*
Eddy W. Hartenstein	475,641	*
James P. Holden	476,710	*
Gregory B. Maffei(2)	823,482	*
Evan D. Malone(2)	236,926	*
James F. Mooney(3)	46,183	*
Michael Rapino	5,245	*
Kristina M. Salen	—	*
Carl E. Vogel	187,867	*
David M. Zaslav	152,030	*
James E. Meyer	22,539,655	*
Scott A. Greenstein	334,975	*
Jennifer C. Witz	1,666,766	*
David J. Frear(4)	11,426,383	*
Dara F. Altman	111,111	*
All Executive Officers and Directors as a Group (19 persons)	44,222,859	0.93%
*	Less than 1% of our outstanding shares of common stock.
(1)	These amounts include shares of common stock, restricted stock units, performance-based restricted stock units and unexercised stock options that the individuals hold or have the right to acquire within sixty days of February 28, 2019. Also included are the following numbers of shares of common stock acquired under and held in the Sirius XM Radio Inc. 401(k) Savings Plan as of February 28, 2019: Mr. Meyer—5,455 shares; Mr. Greenstein—73,956 shares; Ms. Witz— 12,688 shares; Mr. Frear—86,481 shares; Ms. Altman—54,932 shares; and all other executive officers not shown above—18,501 shares. The amounts also include any dividend equivalent units accrued on their restricted stock units that they beneficially own or could beneficially own within sixty days of February 28, 2019.
(2)	Messrs. Carleton and Maffei are employees of Liberty Media, which beneficially owns 3,162,173,996 shares (or approximately 67%) of our common stock as of February 28, 2019, and they disclaim beneficial ownership of the shares owned by Liberty Media and its affiliates. Dr. Malone is a member of the board of directors of Liberty Media and also disclaims beneficial ownership of the shares owned by Liberty Media and its affiliates.
(3)	Includes 9,100 shares held as custodian for Mr. Mooney’s child.
(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no person who, at any time during the fiscal year, was a director, executive officer or beneficial owner of more than 10% of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act at any time during the fiscal year or prior fiscal year.

2019 PROXY STATEMENT	21

Governance of the Company

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•	The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risks.

•	The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) executive in charge of internal audit (who reports directly to the Audit Committee) on the status of our internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•	We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on information received via submissions to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•	The Audit Committee, which is generally responsible for risk oversight, is regularly updated by our regarding enterprise risk management efforts, including cybersecurity concerns and our approach to managing cybersecurity risks. Our chief information security officer also regularly makes presentations to the Audit Committee regarding cybersecurity.

•	The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives.

•	The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•	Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, litigation, operational efficiency, government regulation, physical facilities, information technology infrastructure, cybersecurity and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors or their immediate family members, or stockholders owning more than five percent of our common stock.

22	2019 PROXY STATEMENT

GOVERNANCE OF THE COMPANY

Our related person transaction policy requires:

•	that any transaction in which the Company is a participant, a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•	that any employment relationship or transaction involving an executive officer and the Company must be approved by the Compensation Committee or recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Internal Revenue Code.

In January 2018, we entered into an agreement with Liberty Media to license approximately 800 square feet of space and provide office services in one of our New York offices for use by Formula One, a subsidiary of Liberty Media. Liberty Media paid us an annual fee of $25,000 for the use of this space. The agreement was approved by our independent directors.

We have entered into several agreements with Live Nation in the ordinary course of business, including agreements associated with our marketing operations. Michael Rapino, the President and Chief Executive Officer of Live Nation, is a member of our board of directors. In 2018, we also entered into an agreement with Live Nation to arrange a concert for us. In connection with that agreement we paid Live Nation a fee of $2,000,000.

In 2017, we entered into an agreement with Michael Shank Racing, Inc., the owner of a professional race car team competing in the IndyCar Series, and AutoNation, Inc. to jointly sponsor a professional race car team. In 2018, Mr. Meyer, our Chief Executive Officer, purchased a 44% interest in Michael Shank Racing, Inc. and the company changed its name to Meyer Shank Racing, Inc. Promptly following Mr. Meyer’s purchase of his interest in Meyer Shank Racing, Inc. our board of directors reviewed our agreement and relationship with the company and approved our continuing association. In 2019, we and AutoNation, Inc. entered into an amendment to our racing team sponsorship agreement with Meyer Shank Racing, Inc. The amendment increased the number of races our affiliated team participates in, provided us additional marketing benefits, and increased our financial sponsorship obligation.

2019 PROXY STATEMENT	23

GOVERNANCE OF THE COMPANY

Our aggregate obligation under the agreement with Meyer Shank Racing Inc., as amended, over the approximately two year term of the agreement is $3,000,000. The amendment to this racing team sponsorship agreement with Meyer Shank Racing, Inc. was approved by the Audit Committee and by our disinterested directors.

What is the relationship between Sirius XM and Liberty Media Corporation?

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of these loans were repaid in cash in 2009.

As part of the transactions with Liberty Media, in February 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock in partial consideration for the loan investments. The preferred stock was convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

In September 2012, Liberty Radio, LLC converted 6,249,900 shares of its preferred stock into 1,293,467,684 shares of our common stock. In January 2013, the Federal Communications Commission granted Liberty Media approval to acquire de jure control of us and Liberty Radio, LLC converted its remaining preferred stock into 1,293,509,076 shares of our common stock. As a result of these conversions of preferred stock and additional purchases of our common stock, Liberty Media then beneficially owned, directly and indirectly, over 50% of our outstanding common stock.

Three individuals who are affiliated with Liberty Media, either as executives or members of the board of directors of Liberty Media, are members of our board of directors. Gregory B. Maffei, the President and Chief Executive Officer of Liberty Media, is the Chairman of our board of directors.

As a result, Liberty Media has the ability to control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payment of dividends on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and by-laws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of other stockholders. In addition, Liberty Media can determine the outcome of all matters requiring general stockholder approval and has the ability to cause or prevent a change of control of our Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

Does Sirius XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

24	2019 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers named in our Summary Compensation Table. We refer to these five officers throughout this CD&A and the accompanying tables as our “named executive officers.”

EXECUTIVE SUMMARY

The Compensation Committee is responsible for developing and maintaining a compensation program for our senior management, including our named executive officers. Because of the role our leadership plays in the success of our business, our executive compensation program is a key element of our operating and financial success. The Compensation Committee designs our executive compensation program with great care and consideration, focusing first and foremost on the behaviors and performance that the program is designed to incentivize. The Compensation Committee focuses on creating compensation programs that are commensurate with the responsibilities and proven performance of our executives, retaining our executives over the longer term, and remaining competitive in the marketplace, all while holding executives accountable to our business strategy and values. The Compensation Committee believes that our ability to attract and retain uniquely qualified and experienced individuals is essential to our long-term success, particularly in light of the competitive, regulatory and technological environments in which we operate.

The Compensation Committee continues to believe that it is important to remain flexible in terms of senior management compensation and that our interests and the interests of our stockholders is best served by regular evaluations of all aspects of our compensation structure and individually tailored compensation arrangements. Such regular evaluations ensure that our compensation programs do not include inadvertent incentives for our named executive officers to take inappropriate business risks by making decisions that may be in their interests but not in the best interests of our stockholders. Accordingly, the Compensation Committee discusses and evaluates our compensation program regularly, particularly the equity-based components of our compensation program, and may modify its practices, including with respect to the mix of equity-based components that are included in our compensation program, to respond to market practices and other events and best serve the interests of our stockholders.

Do’s and Do Not’s of Executive Compensation

What We Do	Where appropriate, grant performance-based restricted stock units to ensure that a majority of executive pay is tied to performance

Include clawback provisions in our executive employment agreements

Provide reasonable post-employment and change in control protections

Include a “double-trigger” change in control provision in our Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “2015 Plan”)

Prohibit short sales and other hedging activities of our common stock by employees

2019 PROXY STATEMENT	25

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

What We Don’t Do	Include golden parachute excise tax gross-ups in employment agreements

Reprice underwater stock options without stockholder approval

Provide excessive perquisites

Offer defined benefit pension plans or supplemental executive retirement plans; instead we offer an unfunded deferred compensation plan as an additional retirement vehicle for executive officers

Say-on-Pay Vote

At our annual meeting of stockholders in 2017 we held an advisory “say on pay” vote on the compensation of our named executive officers as required under Section 14A of the Exchange Act. Our stockholders overwhelmingly approved the compensation of our named executive officers, with almost 94% of our common stock that voted casting votes in favor of our say on pay resolution. The Compensation Committee considered the strong support of our stockholders expressed for our overall compensation programs and philosophy and determined that our programs continue to provide a competitive pay-for-performance package that effectively aligns the interests of our named executive officers with those of our stockholders. Accordingly, the Compensation Committee has not made any significant changes to the core elements of our compensation programs as a result of that vote.

At our annual meeting of stockholders in 2017, we also held an advisory vote on the frequency with which we conduct our future advisory say on pay votes. Over 92% of our common stock that voted cast votes in favor of holding such votes every three years. As a result, the board adopted a policy of holding say on pay votes every three years, and the next such vote will be held at our 2020 annual meeting of stockholders.

2018 Business Highlights

We believe that the compensation program for our senior management, including our named executive officers, was an important tool in helping us deliver strong financial performance, strengthen our business and create value for our stockholders in 2018. These strong financial results allowed us to (i) reinvest in our business to compete effectively and adapt to changing consumer behaviors, (ii) return significant capital to stockholders while maintaining a strong balance sheet, and (iii) acquire Pandora Media, Inc. (“Pandora”) to create the world’s largest audio entertainment company. Further, we believe that we remain well positioned to capitalize on opportunities and successfully address future business challenges.

26	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

The following illustration highlights our successful financial and operating results for 2018:

(1)	In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics—Glossary” section in our annual report for the fiscal year ended December 31, 2018 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures, reconciliations to the most directly comparable GAAP measure and a discussion of these and other performance metrics.

2019 PROXY STATEMENT	27

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Key Subscriber and Content-Based Achievements in 2018

Added approximately 1.3 million net new subscribers, resulting in a total of approximately 34 million subscribers at year end, an increase of approximately 4% as compared to 2017
Acquired Pandora to create the world’s largest audio entertainment company
Launched new college sports channels, new music channels with DJ Diplo and Dwight Yoakam, new back-to-back daily political shows with CNN’s Chris Cuomo and ABC’s Dan Abrams, and renewed our channel agreements with the PGA, Elvis Presley Enterprises, and Billy Joel, and hosted performances by U2, Bruce Springsteen, Ricky Gervais, Lynyrd Skynyrd and the Killers
Reached a new agreement with Toyota that continues until 2028 and expands the installation of SiriusXM to all Toyota vehicles sold in the continental U.S.; entered into an agreement with Amazon to provide new and existing Echo customers with three months of SiriusXM for free, and to provide a free Amazon Echo dot to new subscribers to our All Access and Premier Streaming subscription plans

PRIMARY OBJECTIVES OF OUR COMPENSATION PROGRAMS

What our Executive Compensation Program Primarily Consists of and What it Aims to Achieve:

•  Consists of three primary elements: (1) base salary;
(2) performance-based discretionary annual bonus; and
(3) time- and performance-based long-term equity compensation.

•  Provides a mix of fixed compensation and short- and long-term incentives.

•  Serves as an effective means of attracting, retaining, rewarding, and motivating a talented, entrepreneurial and creative team of executives with the skills and experience necessary to achieve our business goals and enhance stockholder value.

28	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

PROGRAM OBJECTIVES

We strive to motivate, reward and retain highly qualified executives with the skills and experience necessary to provide leadership for our success. We provide compensation that is largely “at risk” and competitive with the various markets and industries in which we compete for talent. We also endeavor to develop executive compensation programs that are consistent with, explicitly linked to, and support our strategic objectives—growing our business while increasing value for our stockholders.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	time- and performance-based equity awards that constitute the long-term incentive element of our program.

The value of equity-based awards, which are linked to the creation of long-term stockholder value, represent a significant portion of our executives’ compensation.

Competitive Compensation Levels

•  The Compensation Committee believes that an executive compensation program comprised principally of the above-described three elements is consistent with programs adopted by companies with which we compete for executive talent.

•  Our program is structured to meet the expectations of the intensely competitive and rapidly changing environment in which we operate.

•  Our program ensures that executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders while not encouraging excessive risk-taking.

Compensation Mix

•  A significant proportion of the compensation for our named executive officers is performance-based and “at risk”—namely, the annual bonus and equity-based awards.

•  We believe this pay mix motivates the named executive officers to deliver strong results and to achieve goals and objectives that support our business plan.

•  Compensation in the form of, or based on the value of, our common stock incentivizes executives to enhance sustainable stockholder value without encouraging them to take unnecessary risks.

2019 PROXY STATEMENT	29

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

For 2018, approximately 89% of our Chief Executive Officer’s direct compensation (defined as base salary, annual bonus and long-term incentive awards), and approximately 84% of the direct compensation for our other named executives officers, was “at risk,” as illustrated below. Long-term incentive compensation includes a pro rata portion of the equity compensation from 2018 and prior years that vested or compensated the employee during 2018.

HOW WE DETERMINE EXECUTIVE COMPENSATION

Processes and Compensation Decisions

The Compensation Committee monitors “best practices” and emerging trends in executive compensation, relies on the general business and industry knowledge and experience of its members, and uses informal market comparisons for specific positions as one of many factors in making compensation decisions.

The Compensation Committee does not benchmark executive compensation against any set peer group of companies. However, from time to time, the Compensation Committee finds it useful to look at compensation levels at various other companies in evaluating whether our compensation program, both as a whole and with respect to individual compensation elements, are reasonable and within a competitive range.

In making decisions with respect to a named executive officer’s compensation, the Compensation Committee considers the officer’s individual performance, level of responsibility, experience and the size and mix of each element that forms the total compensation that may be awarded to the officer, including salary, bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers whether a pay package afforded to a named executive officer is aligned internally, and also considers the other benefits to which the officer is entitled under the officer’s employment agreement, including compensation payable upon termination of employment. In 2018, the Compensation Committee did not set compensation levels (including the base salary, bonus and long-term incentive awards) for our senior management within a particular range related to levels established by reference to any specific peer group. (Each named executive officer is employed pursuant to agreements described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements” below.)

Role of Executive Officers in Determining Executive Compensation

In determining compensation levels, including the size and potential award opportunity of equity-based awards, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of Mr. Meyer, our Chief Executive Officer.

30	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Other Considerations in Determining Executive Compensation

The Compensation Committee believes that it should retain discretion to adjust the compensation of a named executive officer from time to time to reward extraordinary performance, to reflect the assumption of additional responsibilities, the occurrence of unanticipated circumstances, and upon the negotiation of new employment agreements or the renewal of employment agreements.

EACH ELEMENT OF OUR EXECUTIVE COMPENSATION PROGRAM AND HOW IT WORKS

Our practices with respect to the key compensation elements (base salary, annual bonus, and long-term incentives), as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining the levels of these compensation elements for the named executive officers for 2018.

Base Salary

Base salaries for the named executive officers are determined consistent with the terms of their respective employment agreements. An executive’s base salary may be increased as part of the Compensation Committee’s annual review of executive base salaries or at other times if the Compensation Committee determines that an adjustment is warranted to more appropriately compensate the executive for the executive’s day-to-day duties. However, base salary increases are not automatic or guaranteed. The base salaries set forth in the employment agreements and any increases over these amounts are determined by the Compensation Committee based on a variety of factors, including:

Factors Affecting Base Salary Considerations

•  The nature and responsibility of the executive’s position and, to the extent available and deemed relevant, salary trends for persons in similar positions at comparable companies

•  The expertise, demonstrated leadership, scope of responsibilities and job performance of the executive

•  The executive’s total compensation, including other cash bonus awards and equity-based awards

•  The competitiveness of the market for the executive’s services

•  The desire to maintain internal pay equity among our executives with respect to base salaries

The Compensation Committee also considers the recommendations of our Chief Executive Officer (except as to his own compensation) when determining base salary amounts. The Compensation Committee believes that a competitive base salary is an important component of compensation by providing financial stability for the named executive officers. In setting base salaries, the Compensation Committee also believes that, in order to better align the interests of our executives with those of our stockholders, the amount of base salary should be a relatively smaller portion of each named executive officer’s overall compensation package as compared to the executive’s annual bonus and equity-based compensation.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives

Annual Incentives— Annual Bonus

•  In considering annual bonuses, the Compensation Committee takes into consideration factors relevant to the Company’s and the executive’s performance, including numerous financial and operating metrics, without being limited by a purely formulaic approach

•  The Compensation Committee has historically awarded annual bonuses in cash

•  None of our named executive officers are entitled to a guaranteed or minimum annual bonus

•  Annual bonuses approved by the Compensation Committee for 2018 were intended to achieve two objectives: (1) link compensation with corporate performance; and (2) reward our named executive officers based on individual performance and contributions to our success

To guide the Compensation Committee in determining annual bonus amounts for the named executive officers, in 2018, the Compensation Committee measured our performance using various criteria which we publicly report, such as increases in subscribers, revenue, and adjusted EBITDA as contained in our annual business plan and budget. These measures were used by the Compensation Committee as one set of factors, along with other financial and operational metrics that the Compensation Committee deemed relevant, in evaluating annual bonus awards for the named executive officers. A more detailed description of the methodologies used by the Compensation Committee to determine the annual bonuses, and the amount of the bonuses to our named executive officers, is discussed below under the heading “Fiscal Year 2018 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2018” and are reflected in the “Bonus” column of the 2018 Summary Compensation Table.

Long-term Equity-Based Compensation

The Compensation Committee determines the level of long-term incentive compensation in conjunction with its review and approval of the total compensation to be provided to named executive officers and the objectives of our overall executive compensation program. The Compensation Committee’s policy is generally to determine if any equity awards should be granted to the named executive officers at the time they enter into or renew their employment agreements and revisit the analysis as part of its annual review of executive compensation, with grants, if any, taking place during periods in which employees are permitted to trade in our common stock. Taking into consideration the competitive market in which we currently operate, the Compensation Committee may also grant an equity award at the time of the renewal or renegotiation of an executive’s employment agreement. Equity awards are made by the Compensation Committee and in some cases are intended to cover multiple years and, in other circumstances, are made as an annual grant depending on individual circumstances.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Why Long-Term Incentives Are a Key Aspect of Our Executive Compensation Program

Long-term incentive awards have historically represented a significant portion of our named executive officers’ total compensation opportunity. These awards are delivered through equity-based compensation that vest over a multi-year period to provide the named executive officers with a continuing stake in our success, align their interests with those of our stockholders, inspire dynamic leadership, reward actions that create sustainable increases in stockholder value, and support our talent retention objectives through extended vesting requirements and forfeiture provisions.

Our long-term equity grants generally consist of stock options, RSUs and PRSUs. During 2018, Mr. Meyer received 100% of his long-term equity grants in the form of RSUs. In determining the mix between stock options, RSUs and PRSUs for grants to our other executives in 2018, the Compensation Committee generally followed the guidelines it previously established: 25% stock options; 25% RSUs, which will vest in installments over time; and 50% PRSUs, which will cliff vest after a multi-year performance period if the performance targets established by the Compensation Committee are achieved. The specific value of the options, RSUs and PRUSs granted was determined by the Compensation Committee with the assistance of our Chief Executive Officer, other than with respect to the grants made to Mr. Meyer which were determined by the Compensation Committee. The PRSUs the Compensation Committee granted are subject to achievement of a two-year, cumulative free cash flow target established by the Compensation Committee, measured over a two-year performance period. The Compensation Committee views free cash flow as a critical operating metric for us that is more effectively measured over a multi-year performance period. The settlement of PRSUs earned in respect of the applicable two-year performance period is generally subject to the executive’s continued employment with us for an additional vesting period following the applicable performance period. This additional vesting period varies for executive officers but is generally one year in the aggregate. We believe this additional time-based feature serves as an effective retention tool and results in an equity award that has both time- and performance-based vesting elements.

The PRSUs granted to Ms. Witz, Ms. Altman and Mr. Frear during 2018 are eligible to be earned based on the level of achievement of the cumulative free cash flow target established with respect to the two-year performance period consisting of the calendar years ending December 31, 2018 and December 31, 2019, as illustrated below:

Level of Performance Achievement	% of PRSUs Eligible to Vest
Threshold Level	80% of PRSUs granted
Target Level	100% of PRSUs granted

The PRSUs granted to Mr. Greenstein in connection with his 2018 employment agreement are eligible to be earned based on the level of achievement of the cumulative free cash flow target established with respect to the two-year performance period consisting of the calendar years ending December 31, 2019 and December 31, 2020.

If, at the end of the applicable performance period, the level of free cash flow falls between 80% and 100%, the percentage of PRSUs eligible to vest will be determined based on a straight line interpolation.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

A summary of the terms applicable to grants of stock options, RSUs and PRSUs is set forth below:

Stock Options	RSUs	PRSUs
Stock options have an exercise price equal to the fair market value of our common stock on the date of grant, and therefore reward the executives only if the price of our stock increases following the date of grant.	RSUs provide a more predictable retention device and align executive interests with stockholders, particularly in volatile equity markets. The value ultimately received by our executive officers as a result of the settlement of the RSUs is directly tied to our stock price on the date of settlement.	PRSUs establish a clear connection between the compensation of our executives and the achievement of performance goals that are important for long-term value creation.
Generally time-vest over a period of three or four years in equal annual installments and have a ten-year term.	Time-vest on varying schedules. Some awards vest over a period of three or four years in equal annual or quarterly installments, and others cliff vest at predetermined dates.	Generally cliff vest three years from grant date, subject to achievement of specified performance criteria measured over the applicable performance period.
Vesting is subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time.	Vesting is subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time.	In order for PRSUs to vest, our free cash flow must meet or exceed 80% of the performance target during the multi-year performance period. 100% of the PRSUs granted will vest upon achievement of 100% or more of the performance target. No more than 100% of the PRSUs can vest even if the results exceed the performance target. The PRSUs will vest, on an interpolated basis, in respect of achievement between 80% and 100% of the performance target. PRSUs, to the extent earned following the performance period, become non-forfeitable, subject to the executive’s continuous employment through an additional vesting period. The Compensation Committee retains the discretion to modify performance targets during the performance period and the vesting schedule of PRSUs.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

FISCAL YEAR 2018 PAY RESULTS

2018 Base Salary Decisions

During 2018, the Compensation Committee approved base salary increases for the named executive officers listed in the following table. Such increases were approved in connection with the extension of the applicable executive’s employment agreements or as part of the Compensation Committee’s annual review of executives’ compensation.

Mr. Meyer	Increased from $1,800,000 to $2,000,000 in January 2018
Ms. Witz	Increased from $650,000 to $750,000 in February 2018
Ms. Altman	Increased from $600,000 to $625,000 in May 2018
Mr. Frear	Increased from $1,200,000 to $1,400,000 in June 2018
Mr. Greenstein	Increased from $1,500,000 to $1,600,000 in December 2018

Payment of Performance-Based Discretionary Annual Bonuses for 2018

To guide the Compensation Committee in determining bonus amounts for the named executive officers, in 2018, the Compensation Committee adopted a bonus plan that generally measures our performance using various criteria, such as increases in subscribers, revenue, and adjusted EBITDA. This plan does not require the Compensation Committee to provide a guaranteed bonus or a minimum bonus to any of the named executive officers. Rather, this plan is used by the Compensation Committee as one set of factors in evaluating and benchmarking bonus amounts for the named executive officers.

In connection with bonus awards with respect to 2018, the Compensation Committee carefully reviewed our performance against key metrics in our budget and business plan, including our efforts to increase subscribers, revenue, and adjusted EBITDA. Following its review of our 2018 performance, the Compensation Committee:

•	approved a cash pool for annual bonuses to be divided among our employees, other than our named executive officers and senior management;

•	approved individual annual bonus amounts to each of the named executive officers; and

•	reviewed and approved the payments to other members of our senior management who are not included as named executive officers in this proxy statement.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2018 corporate performance, their individual contributions and performance in their areas of responsibility and, with respect to all named executive officers other than himself, recommendations made by our Chief Executive Officer. Bonuses were not awarded or based upon pre-established performance measures that were communicated to the named executive officers in advance. The various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below. The bonus amount for our Chief Executive Officer is discussed below under the heading “2018 Compensation Snapshot: Compensation of Our Chief Executive Officer.”

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Mr. Greenstein was awarded a bonus for his contributions during the year, including:

•	his continuing creative contributions to our programming;

•	his continuing to enhance our programming, including launching new college sports channels as well as new back-to-back daily political shows; renewing our channel agreements with the PGA, Elvis Presley Enterprises, and Billy Joel; and hosting performances by U2, Bruce Springsteen, Ricky Gervais and the Killers;

•	streamlining and introducing efficiencies, including cost controls, into our programming operations;

•	managing and growing to record levels our advertising sales; and

•	understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings.

Ms. Witz was awarded a bonus for her contributions during the year, including:

•	leading our marketing campaigns that contributed to increasing our net self-pay subscribers by 1.4 million, or 5%, to reach 28.9 million at year end 2018;

•	continuing to focus on our customer retention efforts, resulting in a reduction in our subscriber churn rate from 1.8% in 2017 to 1.7% in 2018, the lowest full-year churn rate since 2007;

•	implementing subscriber rate increases and upsell strategies to grow revenue and improve average revenue per subscriber;

•	enhancing our digital self-care functionality and chat services, while also lowering our customer service and billing expenses; and

•	managing our marketing efforts across a broad range of channels, including paid media, telemarketing, direct mail and email solicitations.

Mr. Frear was awarded a bonus for his contributions during the year, including:

•	his regular on-going contributions as our Chief Financial Officer, including his role in managing our fixed and variable costs;

•	managing our stock buyback program effectively and efficiently, which increased from $12 billion in 2018 to $14 billion in 2019;

•	assisting in our acquisition of Pandora;

•	assisting in our acquisition of several smaller entities, such as Paytollo, a mobile payment platform that simplifies the toll paying experience for drivers, and TeenSafe, an in-app technology that supports the prevention of distracted driving;

•	supervising our satellite procurement efforts; and

•	continuing to oversee the development and management of our information technology systems.

Ms. Altman was awarded a bonus for her contributions during the year, including:

•	her regular on-going contributions as our Chief Administrative Officer;

•	her role in managing our human resources function, including our employee development, and diversity and inclusion initiatives;

•	managing our facilities and security operations; and

•	managing our real estate holdings.

Based on the foregoing, the Compensation Committee approved the specific annual bonus amounts set forth in the Summary Compensation Table under the “Bonus” column for each of the above named executive officers.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Grants for 2018

We make grants of equity-based compensation to incentivize our executives to continue providing meaningful and effective services to our customers and stockholders. The long-term nature of the awards serves as our primary retention tool.

During 2018, our long-term equity grants generally consisted of stock options, RSUs and PRSUs (except for Mr. Meyer who, during 2018, received only RSUs). The grant date target value of the options, RSUs and PRSUs granted was determined by the Compensation Committee (with the assistance of our Chief Executive Officer). The number of stock options granted was equal to the total target value of the executive’s individual stock option grant calculated under the Black-Scholes-Merton model. The number of RSUs and PRSUs granted was equal to the total target value of the executive’s individual RSU and PRSU grant divided by the per share closing price of our common stock reported on NASDAQ on the grant date of the award.

The grant date fair value of the awards is identified in the Summary Compensation Table under the “Stock Awards” and the “Option Awards” columns, and in the “Grants of Plan-Based Awards in 2018” table. The specific grants made to each executive are described below.

In January 2018, we entered into an employment agreement with Mr. Meyer to continue serving as our Chief Executive Officer through December 31, 2018. In connection with the execution of that agreement, on February 1, 2018, we granted Mr. Meyer RSUs with a grant date value of $7,500,000 that cliff vested on December 31, 2018. The vesting of those RSUs was subject to Mr. Meyer’s continued employment through the vesting period.

In February 2018, as part of the Compensation Committee’s annual review of our executive compensation, we granted Ms. Witz stock options and RSUs with a grant date fair value equal to $625,000 and $625,000, respectively. The vesting of these stock options and RSUs is generally subject to Ms. Witz’s continued employment through the applicable vesting dates. We also granted PRSUs to Ms. Witz with a grant date fair value equal to $1,250,000. The PRSUs are eligible to vest based on achievement of the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2018 and ending December 31, 2019. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Ms. Witz’s continued employment with us until February 1, 2021, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock.

In May 2018, we entered into a new employment agreement with Ms. Altman to continue serving as our Executive Vice President and Chief Administrative Officer. In connection with her new agreement, we granted Ms. Altman stock options and RSUs with a grant date fair value equal to $1,350,000 and $1,350,000, respectively. The vesting of stock options and RSUs is generally subject to Ms. Altman’s continued employment through the applicable vesting dates. We also granted Ms. Altman PRSUs with a grant date fair value equal to $2,700,000. The PRSUs are eligible to vest based on the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2018 and ending December 31, 2019. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Ms. Altman’s continued employment with us until May 31, 2021, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock.

In June 2018, we entered into a new employment agreement with Mr. Frear to continue serving as our Senior Executive Vice President and Chief Financial Officer. In connection with his new agreement, we granted Mr. Frear stock options and RSUs with a grant date fair value equal to $3,000,000 and $3,000,000, respectively. The vesting of stock options and RSUs is generally subject to Mr. Frear’s continued employment through the applicable vesting dates. We also granted Mr. Frear PRSUs with a grant date fair value equal to $6,000,000. The PRSUs are eligible to vest based on the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2018 and ending December 31, 2019. The vesting and settlement of

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

the PRSUs earned in respect of this performance period is subject to Mr. Frear’s continued employment with us until May 31, 2021, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock.

In December 2018, we entered into a new employment agreement with Mr. Greenstein to continue serving as our President and Chief Content Officer. In connection with his new agreement, we granted Mr. Greenstein stock options and RSUs with a grant date fair value equal to $3,750,000 and $3,750,000, respectively. The vesting of stock options and RSUs is generally subject to Mr. Greenstein’s continued employment through the applicable vesting dates. We also granted Mr. Greenstein PRSUs with a grant date fair value equal to $7,500,000. The PRSUs are eligible to vest based on the cumulative free cash flow target established by our board of directors for the performance period beginning January 1, 2019 and ending December 31, 2020. The vesting and settlement of the PRSUs earned in respect of this performance period is subject to Mr. Greenstein’s continued employment with us until May 24, 2022, at which time the PRSUs earned in respect of the performance period will vest and settle in shares of our common stock.

These equity-based awards are further described under “Outstanding Equity Awards at Fiscal Year-End 2018”.

Dividend Equivalent Units

Dividend Equivalent Units (“DEUs”) are granted to each executive if, on any date while RSUs or PRSUs are outstanding, we pay a dividend on our common stock (other than a dividend payable in common stock). The number of RSUs and PRSUs granted to the executive are, as of the record date for such dividend payment, increased by a number of RSUs or PRSUs, as applicable, equal to: (a) the product of (x) the number of RSUs or PRSUs held by the executive as of such record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per share value of such dividend, as determined in good faith by us), divided by (b) the average closing price of a share of our common stock on NASDAQ on the twenty trading days preceding, but not including, such record date. DEUs are subject to the same vesting and other terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the 2015 Plan.

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

2018 COMPENSATION SNAPSHOT: COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER

The material terms of Mr. Meyer’s employment agreement in effect during 2018 are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

The Compensation Committee believes that Mr. Meyer’s qualifications and substantial industry experience are critical components of our operational success and that his compensation, including the base salary and equity-based compensation, is, taken as a whole, appropriate under the circumstances.

In February 2019, Mr. Meyer received a cash bonus of $8,000,000 in recognition of his significant performance and contributions in 2018, including:

Maintaining SiriusXM as one of the largest subscription-based media companies in the United States by increasing our net subscribers in 2018 by approximately 1.3 million, resulting in a total of approximately 34 million subscribers at year end, an increase of approximately 4% as compared to 2017
Increasing our 2018 revenue by 6.4% to $5.8 billion
Achieving adjusted EBITDA growth of 6% to $2.2 billion
Overseeing over $1.3 billion of stock repurchases
Acquiring Pandora to create the world’s largest audio digital entertainment company
Reaching a new agreement with Toyota that continues until 2028 and expands installation of SiriusXM in all Toyota vehicles sold in the continental U.S., and extending our agreements for five more years with Kia, Hyundai and Nissan
Launching, through our subsidiary Automatic Labs Inc., a dealer program that allows dealers to easily provide consumers a free trial subscription to Automatic’s connected vehicle services
Entering into an agreement with Amazon to provide new and existing Echo customers with three months of SiriusXM for free, and to provide a free Amazon Echo Dot to new All Access and Premier Streaming subscribers
Managing our significant investments in research and development
Continuing to expand our ability to identify and acquire subscribers in certified pre-owned and other used vehicles and managing our investment in infrastructure in this area
Launching new college sports channels, new music channels with DJ Diplo and Dwight Yoakam, new back-to-back daily political shows with Chris Cuomo and Dan Abrams, and renewing our channel agreements with the PGA, Elvis Presley Enterprises, and Billy Joel, and hosting performances by U2, Bruce Springsteen, Ricky Gervais, Lynyrd Skynyrd and the Killers
Continuing to improve our customer care experience, including through enhancements to our Internet-based self-care functionality and chat services
Fostering a corporate culture based on quality, creativity, diversity, integrity and innovation

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

OTHER BENEFITS PROVIDED TO NAMED EXECUTIVE OFFICERS

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) savings plan, including a matching component for that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees.

Our 401(k) savings plan allows eligible employees to voluntarily contribute from 1% to 50% of their pre-tax eligible earnings, subject to certain statutorily defined limits. We match 50% of an employee’s voluntary contributions per pay period on the first 6% of an employee’s pre-tax salary up to a maximum of 3% of eligible compensation. Employer matching contributions under the plan vest at a rate of 33.33% for each year of employment and are fully vested after three years of employment for all current and future contributions.

Deferred Compensation Plan

We also maintain the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which provides a tax-efficient method for participants to defer certain portions of their compensation. A description of the Deferred Compensation Plan is included under “Non-Qualified Deferred Compensation.” The contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan are described in the “Non-Qualified Deferred Compensation” table.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that are almost identical to those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

In limited circumstances, a named executive officer may receive certain tailored benefits. In connection with the renegotiation of his employment agreement in August 2018, we entered into a Use of Private Aircraft Agreement with Mr. Meyer pursuant to which he is entitled to personal use of a private aircraft arranged by us for up to 100 hours of flight time per year through the earlier of (i) December 31, 2019, or (ii) the termination of his employment. Mr. Meyer will incur taxable income, calculated in accordance with the Standard Industry Fare Level formula or a comparable successor provision, for any personal use of such private aircraft in accordance with this policy. We have no obligation to provide Mr. Meyer with any “gross up” in respect of any taxes related to this benefit. The aggregate incremental value attributable to the cost of this benefit per year for Mr. Meyer was less than 10% of his compensation for 2018. The board believes that Mr. Meyer’s ability to use private aircraft for personal travel allows him to travel more safely and efficiently than he would otherwise be able to if he were traveling by public means.

Payments to Named Executive Officers Upon Termination or Change in Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment without “cause” or a termination of employment for “good reason” (as each term is defined in their employment agreement). Pursuant to his employment agreement, Mr. Meyer will also be entitled to receive certain severance payments in connection with his termination for death or disability. These arrangements vary among executives due to individual negotiations. The material terms of these agreements are described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements.”

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

None of the employment agreements for the named executive officers provide for any payments solely due to a change in control. Under the terms of both the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and the 2015 Plan (collectively, the “Plans”), if the employment of any of our named executive officers is terminated by us without cause, or by the executive for good reason, within two years following a change in control, then in accordance with the Plans, their equity awards are subject to accelerated vesting.

We believe that these severance arrangements appropriately mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to retain highly qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements are designed to allow the executives to focus exclusively on our interests and growth strategies.

FISCAL YEAR 2019 COMPENSATION CONSIDERATIONS

The Compensation Committee plans to review our executive compensation program in 2019 with a view toward ensuring that it continues to provide the correct incentives and is properly sized given the scope and complexity of our business and the competition we face.

In 2019, we intend to continue incorporating PRSUs into grants of equity-based awards to our named executive officers when determined by the Compensation Committee to be appropriate. Historically, the Compensation Committee has chosen to award PRSUs to those executive officers who the Compensation Committee believes will have a significant impact on our financial, operational and strategic goals. The specific mix of equity-based compensation granted will be determined by the Compensation Committee with the assistance of our Chief Executive Officer and by using their collective informed judgment, taking into account the executive’s role and responsibilities and our overall performance.

In previous years, the Compensation Committee adopted an annual bonus program which was intended to comply with Section 162(m) for our Chief Executive Officer and certain other highly compensated executive officers (other than our Chief Financial Officer). Due to the repeal of the exception provided under Section 162(m) regarding the deductibility of certain performance-based compensation, the Compensation Committee does not intend to adopt a bonus program for 2019 that retains all of the previously-required elements of qualified performance-based compensation, but still intends to continue incorporating performance-based elements into its annual bonus program for 2019 for senior management.

In August 2018, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through December 31, 2019. In connection with the execution of that agreement, we granted Mr. Meyer RSUs with a grant date value of $7,500,000. Those RSUs cliff vest on December 31, 2019. There was no change in Mr. Meyer’s base salary. This employment agreement was the result of extensive discussions with Mr. Meyer and the Chairman of the Compensation Committee regarding, among other things, our long-term succession planning. The Compensation Committee and the board of directors believes that Mr. Meyer remains uniquely qualified to execute our business plan and pursue our strategic initiatives and, in their business judgment, concluded that the terms of this employment agreement, including the amount and structure of the equity-based compensation, was reasonable and appropriate in light of the circumstances and taken as a whole. The material terms of Mr. Meyer’s new employment agreement are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

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EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP REQUIREMENT

We do not require that senior executives accumulate and maintain a minimum level of stock ownership in us.

CLAWBACK/RECOUPMENT

Any compensation or equity awards provided to the named executive officers are subject to clawback as may be required pursuant to any law or regulation.

ANTI-HEDGING AND PLEDGING POLICY

Our senior executives are prohibited from engaging in short sales of our securities and from engaging in transactions in publicly-traded derivative securities, such as options, puts, calls and other derivative securities based on the value of our securities, including any hedging, monetization or similar transactions designed to decrease the risks associated with holding our securities, such as zero-cost collars and forward sales contracts. In addition, our senior executives are prohibited from pledging our securities as collateral for any loan or holding our securities in a margin account.

COMPENSATION RISK ASSESSMENT

The Compensation Committee does not believe that any risks that may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee considered various factors that have the effect of mitigating compensation-related risks and have reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking.

POLICY WITH RESPECT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE

Historically, the Compensation Committee has endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation levels. Under Section 162(m), we were historically prohibited from deducting certain forms of compensation in excess of $1,000,000 paid to our “covered employees” as defined in Section 162(m), which, prior to its amendment, included our Chief Executive Officer and three other most highly compensated executive officers (other than our Chief Financial Officer). An exception to this $1,000,000 deduction limitation was previously available with respect to compensation that qualified as “performance-based compensation” under Section 162(m).

As a result of the Tax Cuts and Jobs Act that went into effect on December 22, 2017, this exception for performance-based compensation is no longer available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transitional relief contemplated in this legislation for certain written contracts in place as of November 2, 2017. Therefore, certain compensation paid to our covered employees under our annual bonus programs and certain of our long-term equity awards under our 2015 Plan that may have originally been designed with the intent that such amounts qualify as performance-based compensation are no longer expected to be deductible. In addition, beginning in 2018, the definition of “covered employees” includes any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including following any termination of employment.

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EXECUTIVE COMPENSATION • COMPENSATION COMMITTEE REPORT

The Compensation Committee has considered the deductibility of compensation as one factor in determining the structure of compensation awards. The Compensation Committee also looks at other factors in making its decisions, and believes that it is important to retain flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such compensation is not deductible for tax purposes. This flexibility may include amending or modifying certain of the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with the exception for performance-based compensation under Section 162(m). The Compensation Committee does not believe that the lost deduction on compensation payable in excess of $1 million for the named executive officers is material relative to the benefit of being able to attract and retain talented management; however, the Compensation Committee still expects to continue to incorporate performance-based elements into its executive compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee CARL E. VOGEL, Chairman GEORGE W. BODENHEIMER MARK D. CARLETON JAMES P. HOLDEN

2019 PROXY STATEMENT	43

EXECUTIVE COMPENSATION • SUMMARY COMPENSATION TABLE

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2018 for services rendered to us during each of the past three fiscal years. These five officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(2) $	Option Awards $	Nonqualified Deferred Compensation Earnings(3) $	All Other Compensation(4) $	Total(5) $
James E. Meyer	2018	1,994,615	8,000,000	7,500,001	—	—	139,337	17,633,953
Chief Executive Officer	2017	1,800,000	7,750,000	—	—	—	113,811	9,663,811
	2016	1,800,000	7,500,000	—	—	—	33,591	9,333,591
Scott A. Greenstein	2018	1,500,000	2,750,000	11,250,004	3,750,000	—	41,191	19,291,195
President and Chief Content Officer	2017	1,500,000	2,600,000	—	—	—	57,737	4,157,737
	2016	1,402,885	2,400,000	5,749,999	8,500,000	—	22,472	18,075,356
Jennifer C. Witz	2018	741,154	2,200,000	1,875,000	625,000	—	36,762	5,477,916
President, Sales, Marketing and Operations	2017	538,942	1,500,000	1,875,000	625,001	—	33,534	4,572,477
	2016	475,000	700,000	1,912,643	637,514	—	13,742	3,738,899
David J. Frear	2018	1,316,154	2,650,000	8,999,997	2,999,999	—	18,056	15,984,206
Senior Executive Vice President and Chief Financial Officer	2017	1,200,000	2,500,000	—	—	—	8,100	3,708,100
	2016	1,200,000	2,150,000	—	—	—	7,950	3,357,950

Dara F. Altman	2018	614,615	1,500,000	4,050,003	1,350,000	—	15,281	7,529,899
Executive Vice President and Chief Administrative Officer	2017	600,000	1,400,000	—	—	—	15,356	2,015,356
	2016	600,000	1,300,000	—	—	—	10,319	1,910,319

(1)	The amounts reflected in this column are the gross amounts of each named executive officer’s annual bonus award payable in respect of the fiscal year to which such amount relates. See the discussion under the heading “Fiscal Year 2018 Pay Results—Payment of Performance-Based Discretionary Annual Bonuses for 2018” for additional details on bonus awards for 2018.
(2)	The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation. The assumptions used in the valuation of the stock options are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The grant date fair value for the PRSUs granted to Mr. Greenstein, Ms. Witz, Mr. Frear, and Ms. Altman during 2018 was based on the probable outcome of the performance conditions applicable to such PRSUs, which, as of the grant date, was equal to the target level. Assuming the highest level of performance achievement as of the grant date, the grant date fair value of the PRSUs for Mr. Greenstein would have been $7,500,003, for Ms. Witz would have been $1,250,002, for Mr. Frear would have been $5,999,998, and for Ms. Altman would have been $2,700,002.
(3)	We do not provide above-market or preferential earnings on deferred compensation.
(4)	For each named executive officer, the amount in the “All Other Compensation” column for 2018 reflects matching contributions by us under our 401(k) savings plan and DEUs granted with respect to unvested RSU awards. In connection with the payments of our quarterly dividends in the amount of $0.011 per share on February 28, 2018, May 31, 2018, and August 31, 2018, and the amount of $0.0121 per share on November 30, 2018, certain of our named executive officers were credited with DEUs in the form of RSUs in respect of their unvested stock awards pursuant to the terms of the applicable award agreements. The values of such DEUs were calculated using a twenty day average price of our common stock prior to the record dates for such dividends. The value of the DEUs granted for each of the named officers is as follows: Mr. Meyer: $84,007; Mr. Greenstein: $32,941; Ms. Witz: $28,512; Mr. Frear: $9,806; and Ms. Altman: $7,031.
For Mr. Meyer, the amount in the “All Other Compensation” column for 2018 also includes $47,080, the aggregate incremental costs to us in 2018 associated with his personal usage of a private aircraft arranged by us.
(5)	In 2018, Messrs. Meyer and Frear served as our designees to the board of directors of Pandora Media, Inc. The amounts in this Summary Compensation table do not include the compensation they received from Pandora Media, Inc. for serving on its board of directors and committees of the board of directors.

44	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • GRANTS OF PLAN-BASED AWARDS IN 2018

Grants of Plan-Based Awards in 2018

The following table provides information with respect to equity grants made during fiscal year 2018 to the named executive officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Under Equity Incentive			Shares of	Securities	Price of	of Stock
		Plan Awards(1)			Stock or	Underlying	Option	and Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)(2)	(#)(2)	($/Sh)(3)	($)(4)
James E. Meyer	2/01/2018	—	—	—	1,227,496	—	—	7,500,001
Scott A. Greenstein	12/24/2018	—	—	—	—	3,180,872	5.51	3,750,000
	12/24/2018	—	—	—	680,581	—	—	3,750,001
	12/24/2018	1,088,930	1,361,162	1,361,162	—	—	—	7,500,003
Jennifer C. Witz	2/01/2018	—	—	—	—	566,097	6.11	625,000
	2/01/2018	—	—	—	102,291	—	—	624,998
	2/01/2018	163,666	204,583	204,583	—	—	—	1,250,002
David J. Frear	6/01/2018	—	—	—	—	2,238,802	7.07	2,999,999
	6/01/2018	—	—	—	424,358	—	—	2,999,999
	6/01/2018	678,925	848,656	848,656	—	—	—	5,999,998
Dara F. Altman	5/31/2018	—	—	—	—	962,806	7.10	1,350,000
	5/31/2018	—	—	—	190,141	—	—	1,350,001
	5/31/2018	304,226	380,282	380,282	—	—	—	2,700,002

(1)	The PRSUs granted to Ms. Witz on February 1, 2018 were part of the Compensation Committee’s annual review of executive compensation. The PRSUs granted to Mr. Greenstein on December 24, 2018 was in connection with his employment agreement dated December 24, 2018. The PRSUs granted to Mr. Frear on June 1, 2018 was in connection with his employment agreement dated June 1, 2018. The PRSUs granted to Ms. Altman on May 31, 2018 was in connection with her employment agreement dated May 31, 2018. The PRSUs are earned subject to achievement of a cumulative free cash flow target, established by the Compensation Committee, measured over a two-year performance period. The PRSUs vest in full upon achievement of 100% or more of the free cash flow target. If the level of free cash flow falls between 80% and 100% of the free cash flow target, then the number of PRSUs that will vest will be determined by straight line interpolation between those percentages. If the level of free cash flow is below the 80% of the target, then none of the PRSUs will vest. The settlement of PRSUs earned in respect of the two-year performance period is subject to the continued employment of Mr. Greenstein, Ms. Witz, Mr. Frear, and Ms. Altman for an additional period following that performance period.
(2)	Grants were made under the 2015 Plan.
(3)	The exercise price of the options granted to each of the named executive officers is equal to the closing price of our common stock reported on NASDAQ on the dates of grant.
(4)	The aggregate grant date fair value of stock option, RSU and PRSU awards were computed in accordance with FASB ASC 718, Compensation—Stock Compensation, including, in the case of the PRSUs, the probable outcome of the performance conditions. The assumptions used in the valuation of the stock options are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

2019 PROXY STATEMENT	45

EXECUTIVE COMPENSATION • OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

Outstanding Equity Awards at Fiscal Year-End 2018

The following table provides information with respect to the status at December 31, 2018 of all unvested RSUs and PRSUs and exercisable and unexercisable stock options awarded to each of the named executive officers:

	Option Awards				Stock Awards(1)
								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
						Value of	Shares,	Shares,
	Number of	Number of			Number of	Shares or	Units or	Units or
	Securities	Securities			Shares or	Units of	Other	Other
	Underlying	Underlying			Units	Stock	Rights	Rights
	Unexercised	Unexercised	Option		that	that	That	That
	Options	Options	Exercise	Option	have not	have not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
James E. Meyer(2)	7,128,894	—	3.3000	5/02/2023	—	—	—	—
	13,279,313	—	3.9000	8/11/2025	—	—	—	—
Scott A. Greenstein(3)	—	3,601,867	3.9600	5/24/2026	—	—	—	—
	—	3,180,872	5.5100	12/24/2028	—	—	—	—
	—	—	—	—	1,174,480	6,706,281	—	—
	—	—	—	—	—	—	1,361,162	7,772,235
Jennifer C. Witz(4)	117,625	—	3.6100	8/19/2023	—	—	—	—
	188,080	—	3.3699	8/05/2024	—	—	—	—
	287,670	287,670	3.9200	8/05/2025	—	—	—	—
	286,675	286,675	4.2400	8/05/2026	—	—	—	—
	187,959	375,916	5.5200	8/21/2027	—	—	—	—
	—	566,907	6.1100	2/01/2028	—	—	—	—
	—	—	—	—	254,622	1,453,892	—	—
	—	—	—	—	—	—	740,634	4,229,020
David J. Frear(5)	11,250,000	—	3.9500	7/02/2025	—	—	—	—
	—	2,238,802	7.0700	6/01/2028	—	—	—	—
	—	—	—	—	425,843	2,431,564	—	—
	—	—	—	—	—	—	851,687	4,863,133
Dara F. Altman(6)	—	962,806	7.1000	5/31/2028	—	—	—	—
	—	—	—	—	190,820	1,089,582	—	—
	—	—	—	—	—	—	381,640	2,179,164

(1)	Amounts also include DEUs granted to the executive pursuant to the terms of the award agreements governing each RSU or PRSU, as applicable, to reflect the payment of dividends on our common stock. DEUs vest on the same terms as the related RSUs or PRSUs, as applicable. All DEUs are granted pursuant to the terms of the 2015 Plan. Our practice with respect to crediting DEUs is described in more detail on page 38.

Amounts under “Market Value of Shares or Units of Stock that have not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” were calculated based on the closing price on NASDAQ of our common stock on December 31, 2018 of $5.71 (the last trading day of the fiscal year). The RSUs and PRSUs are valued at (a) the closing price of the stock at December 31, 2018 multiplied by (b) the number of awards that have not vested. In the table above, the number and market value of the PRSUs reflect target performance achievement as of the grant date for Mr. Greenstein, Ms. Witz, Mr. Frear and Ms. Altman upon actual performance. The performance period for the PRSUs for Mr. Greenstein is the period beginning January 1, 2019 and ending December 31, 2020. The performance period for the PRSUs for Mr. Frear and Ms. Altman is the period beginning January 1, 2018 and ending December 31, 2019. The performance period for the PRSUs granted in 2016 for Ms. Witz was the period that began January 1, 2017 and ended December 31, 2018. The

46	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

performance period for the remaining PRSUs granted to Ms. Witz is the period beginning January 1, 2018 and ending December 31, 2019. The actual number of shares, with respect to the PRSUs, will be distributed upon the satisfaction of the applicable performance metrics through the performance period and the employee’s continued employment.
(2)	Outstanding equity awards for Mr. Meyer vest as follows: options granted on May 2, 2013 at an exercise price of $3.30 vested on October 30, 2015; and options granted on August 11, 2015 at an exercise price of $3.90 vested on April 30, 2018.
(3)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted on May 24, 2016 at an exercise price of $3.96 vest in three annual installments from May 24, 2016; options granted on December 24, 2018 at an exercise price of $5.51 vest as follows: 1,060,291 options vest on December 24, 2019; 1,060,291 options vest on December 24, 2020; and 1,060,290 options vest on May 24, 2022. The RSUs granted to Mr. Greenstein vest as follows: 493,899 RSUs vest on May 24, 2019; 226,861 RSUs vest on December 24, 2019; 226,860 RSUs vest on December 24, 2020; and 226,860 RSUs vest on May 24, 2022. The 1,361,162 PRSUs granted to Mr. Greenstein on December 24, 2018 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2020 and his continued employment until May 24, 2022.
(4)	Outstanding equity awards for Ms. Witz vest as follows: options granted at an exercise price of $3.61 vested in four equal annual installments from the date of grant on August 19, 2013; options granted at an exercise price of $3.3699 vested in four equal annual installments from the date of grant on August 5, 2014; options granted at an exercise price of $3.92 vest in four equal annual installments from the date of grant on August 5, 2015; options granted at an exercise price of $4.24 vest in three equal annual installments from the date of grant on August 5, 2016; options granted at an exercise price of $5.52 vest in three annual installments from the date of grant on August 21, 2017; and options granted at an exercise price of $6.11 vest in three equal installments from date of grant on February 1, 2018. The RSUs granted to Ms. Witz vest as follows: 34,344 RSUs vested on February 1, 2019; 75,354 RSUs vest on August 5, 2019; 38,119 RSUs vest on August 21, 2019; 34,344 RSUs vest on February 3, 2020; 38,118 RSUs vest on August 21, 2020; and 34,343 RSUs vest on February 1, 2021. The 306,034 PRSUs granted to Ms. Witz on August 5, 2016 have already satisfied the applicable performance metrics for the performance period that ended on December 31, 2018, and will vest on August 5, 2019 subject to her continued employment on that date. The 228,538 PRSUs granted to Ms. Witz on August 21, 2017 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2019 and her continued employment until August 21, 2020. The 206,062 PRSUs granted to Ms. Witz on February 1, 2018 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2019 and her continued employment until February 1, 2021.
(5)	Outstanding equity awards for Mr. Frear vest as follows: options granted on July 29, 2015 at an exercise price of $3.95 vested in three equal installments on July 2, 2016, July 2, 2017 and May 30, 2018; and options granted on June 1, 2018 at an exercise price of $7.07 will vest as follows: 746,268 options will vest on June 1, 2019; 746,267 options will vest on June 1, 2020; and 746,267 options will vest on May 31, 2021. The RSUs granted to Mr. Frear vest as follows: 141,948 RSUs will vest on June 1, 2019; 141,948 RSUs will vest on June 1, 2020; and 141,947 RSUs will vest on May 31, 2021. The 851,687 PRSUs granted to Mr. Frear on June 1, 2018 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2019 and his continued employment until May 31, 2021.
(6)	Outstanding equity awards for Ms. Altman vest as follows: options granted on May 31, 2018 at an exercise price of $7.10 will vest as follows: 320,936 options will vest on May 31, 2019; 320,935 options will vest on May 31, 2020; and 320,935 options will vest on May 31, 2021. The RSUs granted to Ms. Altman will vest as follows: 63,608 RSUs will vest on May 31, 2019; 63,606 RSUs will vest on May 31, 2020; and 63,606 RSUs will vest on May 31, 2021. The 381,640 PRSUs granted to Ms. Altman on May 31, 2018 will vest, subject to the satisfaction of the applicable performance metrics through the performance period ending December 31, 2019 and her continued employment until May 31, 2021.

All equity awards vest subject to the named executive officer’s continued employment though the applicable vesting date and are subject to earlier vesting upon certain qualifying terminations of employment. See “Potential Payments or Benefits Upon Termination or Change in Control.”

2019 PROXY STATEMENT	47

EXECUTIVE COMPENSATION • OPTION EXERCISES AND STOCK VESTED IN 2018

Option Exercises and Stock Vested in 2018

The following table provides information with respect to option exercises and RSUs that vested during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James E. Meyer	3,830,500	16,893,648	3,832,020	23,424,633
Scott A. Greenstein	3,601,867	10,697,545	490,451	3,398,825
Jennifer C. Witz	—	—	132,791	915,311
David J. Frear	6,000,000	21,562,500	—	—
Dara F. Altman	1,700,320	6,257,178	120,095	917,526

(1)	Value realized on exercise is the amount equal to the difference between (a) the price on NASDAQ of the stock acquired upon exercise on the exercise date less (b) the exercise price, multiplied by the number of options exercised.
(2)	Value realized on vesting is the amount equal to (a) the closing price on NASDAQ on the vesting dates multiplied by (b) the number of shares vesting.

Non-Qualified Deferred Compensation

The following table provides information with respect to Sirius XM Holdings Inc. Deferred Compensation Plan, a nonqualified deferred compensation plan, for 2018:

Name	Executive Contributions(1) ($)	Employer Contributions ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
James E. Meyer	—	—	125,453	—	8,331,609
Scott A. Greenstein	—	—	—	—	—
Jennifer C. Witz	1,650,000	—	(18,459)	—	2,825,585
David J. Frear	927,500	—	(109,360)	—	3,327,221
Dara F. Altman	—	—	—	—	—

(1)	These amounts represent the cash bonus that was earned during fiscal 2018 but the receipt of which was deferred. This includes amounts earned during fiscal 2018 but credited to such executive officers’ deferred compensation accounts after the end of fiscal 2018. Amounts in this column are included in the Summary Compensation table under “Bonus” for fiscal 2018. For Mr. Frear the amount includes $927,500 of his 2018 annual bonus and for Ms. Witz the amount includes $1,650,000 of her 2018 annual bonus.
(2)	Amounts in this column are not reported as compensation for fiscal year 2018 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that are similar to the investment options available under the Sirius XM 401(k) Savings Plan. Of the available investment options, the one-year rate of return during 2018 ranged from -14.43% to 1.98%.
(3)	Employee year-end balance in this column includes the deferral amount from the executive’s 2018 bonus paid in 2019.

The Sirius XM Holdings Inc. Deferred Compensation Plan provides a tax-efficient method for participants to defer certain portions of their compensation. Participation in the Deferred Compensation Plan is available to certain of our senior officers, including our named executive officers, and members of our board of directors.

Our named executive officers are eligible to participate on the same terms as other eligible employees. Although the Compensation Committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with respect to the three main components of our executive compensation packages, because participation in the Deferred Compensation Plan, and to what extent, is at each participant’s discretion and there is no matching contribution from us at this time.

48	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS OR BENEFITS UPON TERMINATION OR CHANGE IN CONTROL

Pursuant to the Deferred Compensation Plan, eligible employees may elect to defer up to 50% of their cash-paid base salary; and up to 75% of their annual cash bonus. We may elect to make additional contributions beyond amounts deferred by participants, but we are under no obligation to do so. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination of employment, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code.

Participants have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are immediately vested and entirely based upon the investment selections made by the participant. We do not pay guaranteed, above-market or preferential earnings on this deferred compensation. The available investment choices are similar to the choices available under the Sirius XM Radio 401(k) Savings Plan. Participants may change the investment selections for new payroll deferrals as frequently as each semi-monthly pay cycle. Investment selections for existing account balances may be changed daily. Any changes (whether to new deferrals or existing balances) may be made through an internet site or telephone call center maintained by the plan’s third-party record keeper. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Potential Payments or Benefits Upon Termination or Change in Control

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our named executive officers that contain provisions regarding payments or benefits upon a termination of employment. We do not have any provisions in any of our employment agreements for the named executive officers that provide for any payments solely in the event of a change in control.

None of the employment agreements with our named executive officers provides for a so-called “golden parachute” excise tax gross-up. Each of the employment agreements with our executive officers includes a compensation clawback provision, pursuant to which any incentive-based or other compensation paid to an executive officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulation or stock exchange listing requirement.

James E. Meyer

In January 2018, we entered into an employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through December 31, 2018, subject to earlier termination in accordance with the terms of his employment agreement. In connection with the execution of that agreement, Mr. Meyer’s salary was increased from $1,800,000 to $2,000,000 and we granted Mr. Meyer RSUs with a grant date value of $7,500,000 that cliff vested on December 31, 2018.

In August 2018, we entered into another employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through December 31, 2019, subject to earlier termination in accordance with the terms of his employment agreement. In connection with the execution of this agreement, on January 2, 2019, we granted RSUs to Mr. Meyer with a grant date value of $7,500,000. Those RSUs cliff vest on December 31, 2019. Mr. Meyer’s base salary of $2,000,000 remained unchanged. Mr. Meyer will continue to have the opportunity to earn an annual bonus in an amount determined by the Compensation Committee. We are also obligated to offer Mr. Meyer a three-year consulting agreement upon the expiration of this employment agreement on December 31, 2019. Pursuant to that consulting agreement, Mr. Meyer would be paid a fee of $3,200,000 per year.

2019 PROXY STATEMENT	49

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS OR BENEFITS UPON TERMINATION OR CHANGE IN CONTROL

Under this employment agreement, if Mr. Meyer’s employment is terminated by us without “cause” or he terminates his employment for “good reason”, or if his employment is terminated for death or disability (each as described in his employment agreement), then, subject to his (or, if applicable, his estate’s) execution of a release of claims and his compliance with certain restrictive covenants contained in his employment agreement, we are obligated to (i) reimburse Mr. Meyer for continued health benefits and, except in the case of death or disability, life insurance benefits, through the expiration of his employment agreement on December 31, 2019, (ii) pay him a lump sum equal to the remaining amount of Mr. Meyer’s base salary through the expiration of his employment agreement on December 31, 2019, (iii) pay him a pro-rated bonus based on his actual performance for 2019, and (iv) pay him a lump sum of $9,600,000 as compensation for the lost consulting agreement.

In August 2018, we also entered into an agreement with Mr. Meyer that entitles him to 100 of hours of personal flight time per year on a private aircraft. This agreement will expire on the first to occur of (i) the date that Mr. Meyer ceases to be employed by us as a full-time employee under his employment agreement and (ii) December 31, 2019. Personal use of the aircraft will be treated as income to Mr. Meyer in accordance with the applicable tax rules. We have no obligation to provide Mr. Meyer with any “gross up” in respect of any taxes related to this benefit.

Scott A. Greenstein

In December 2018, we entered into an employment agreement with Mr. Greenstein to continue to serve as our President and Chief Content Officer through May 24, 2022, subject to earlier termination in accordance with the terms of his employment agreement. The agreement provides for an annual base salary of $1,600,000, subject to increases approved by the Compensation Committee. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus of 150% of his annual base salary.

If Mr. Greenstein’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants contained in his employment agreement, we are obligated to (1) pay Mr. Greenstein a lump sum amount equal to one and one-half times the sum of (x) his then annual base salary plus (y) the greater of $2,600,000 or the last annual bonus paid (or due and payable) to him, and (2) continue his health and life insurance benefits for eighteen months following his termination date, in each case, at our expense.

Jennifer C. Witz

In August 2017, we entered into an employment agreement with Ms. Witz to serve as our Executive Vice President, Chief Marketing Officer, with an annual base salary of $650,000, subject to increases approved by the Compensation Committee. In February 2018, the Compensation Committee increased Ms. Witz’s base salary to $750,000.

In March 2019, we entered into a new employment agreement with Ms. Witz to serve as our President, Sales, Marketing and Operations, through March 5, 2022. The employment agreement is substantially similar to her existing employment agreement, other than with respect to certain economic changes described below. Ms. Witz’s employment agreement specifies an annual base salary of $1,200,000.

If Ms. Witz’s employment is terminated by us without “cause” or she terminates her employment for “good reason” (each as described in her employment agreement), then, subject to her execution of a release of claims and her compliance with certain restrictive covenants contained in her employment agreement, we are obligated to (1) pay Ms. Witz’s a lump sum amount equal to the sum of (x) her annual base salary in effect as of the termination date plus (y) the greater of $2,200,000 or the last annual bonus paid (or due and payable) to her, and (2) continue her health insurance benefits for eighteen months and her life insurance benefits for one year following her termination date, in each case, at our expense.

50	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS OR BENEFITS UPON TERMINATION OR CHANGE IN CONTROL

David J. Frear

In June 2018, we entered into an employment agreement with Mr. Frear to continue to serve as our Senior Executive Vice President and Chief Financial Officer through May 31, 2021. The employment agreement provides for an annual base salary of $1,400,000, subject to increases approved by the Compensation Committee. Mr. Frear is also entitled to participate in any bonus plans generally offered to our executive officers.

If Mr. Frear’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants contained in his employment agreement, we are obligated to (1) pay Mr. Frear a lump sum amount equal to the sum of (x) his annual base salary in effect as of the termination date and (y) an amount equal to the annual bonus last paid (or due and payable) to him, and (2) continue his health insurance benefits for eighteen months and his life insurance benefits for one year following his termination date, in each case, at our expense.

Dara F. Altman

In May 2018, we entered into an employment agreement with Ms. Altman to continue to serve as our Executive Vice President and Chief Administrative Officer through May 31, 2021. The employment agreement provides for an annual base salary of $625,000, subject to increases approved by the Compensation Committee. Ms. Altman is also entitled to participate in any bonus plans generally offered to our executive officers.

If Ms. Altman’s employment is terminated by us without “cause” or she terminates her employment for “good reason” (each as described in her employment agreement), then, subject to her execution of a release of claims and her compliance with certain restrictive covenants contained in her employment agreement, we are obligated to (1) pay Ms. Altman a lump sum amount equal to the sum of (x) her annual base salary in effect as of the termination date and (y) an amount equal to the annual bonus last paid (or due and payable) to her, and (2) continue her health insurance benefits for eighteen months (the “Medical Severance Benefit”) and her life insurance benefits for one year following the termination date, in each case, at our expense. In addition, Ms. Altman is entitled to continued access to our health insurance benefits, at her own expense, for an additional eighteen months following the time at which the Medical Severance Benefit ends.

TREATMENT OF EQUITY-BASED AWARDS UPON TERMINATION OF EMPLOYMENT

Pursuant to the terms of the applicable award agreements, the vesting of any unvested RSUs, PRSUs and stock options held by the named executive officers will accelerate upon a termination (i) by us without “Cause”, (ii) by the named executive officer for “Good Reason”, or (iii) a result of the named executive officer’s death or disability. With respect to outstanding PRSU awards, if any such termination of employment occurs during an active performance period, then the named executive officer will vest in the number of PRSUs subject to the applicable award agreement. If such termination of employment occurs following the end of the applicable performance period, but before the date on which such PRSUs have been settled, then the named executive will vest in the number of PRSUs determined to have been earned based on actual performance achieved during the performance period. In order to receive any accelerated vesting in connection with a termination of employment, named executive officers (or, if applicable, their estates) must execute a release of claims and comply with certain restrictive covenants contained in their employment agreements. If the named executive officer’s employment terminates for any other reason, all unvested equity awards that are outstanding will be forfeited.

SIRIUS XM RADIO INC. 2009 LONG-TERM STOCK INCENTIVE PLAN AND SIRIUS XM HOLDINGS INC. 2015 LONG-TERM STOCK INCENTIVE PLAN

All of the named executive officers had outstanding equity awards as of December 31, 2018 that were granted under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and 2015 Plan. Under the terms of these Plans, the outstanding unvested equity awards granted are subject to potential accelerated vesting upon termination without “cause” by the company or termination by the executive for “good reason” during a two

2019 PROXY STATEMENT	51

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS OR BENEFITS UPON TERMINATION OR CHANGE IN CONTROL

year period following a “change of control” (each as defined in the Plans), to the extent outstanding awards granted under these Plans are either assumed, converted or replaced by the resulting entity in the event of a change of control.

POTENTIAL PAYMENTS AND BENEFITS

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change in control had occurred as of December 31, 2018:

			Accelerated	Continuation
		Severance	Equity	of Insurance
		Payment	Vesting	Benefits	Total
Name	Triggering Event	($)(1)	($)(2)	($)(3)	($)(4)
James E. Meyer(5)	Termination due to death or disability	27,100,000	—	31,449	27,131,449
	Termination without cause or for good reason	27,100,000	—	31,449	27,131,449
	Termination without cause or for good reason following a change in control	27,100,000	—	31,449	27,131,449
Scott A. Greenstein	Termination due to death or disability	—	21,417,957	—	21,417,957
	Termination without cause or for good reason	6,300,000	21,417,957	45,999	27,763,956
	Termination without cause or for good reason following a change in control	6,300,000	21,417,957	45,999	27,763,956
Jennifer C. Witz	Termination due to death or disability	—	3,576,610	—	3,576,610
	Termination without cause or for good reason	2,250,000	3,576,610	25,349	5,851,959
	Termination without cause or for good reason following a change in control	2,250,000	6,690,677	25,349	8,966,026
David J. Frear	Termination due to death or disability	—	7,294,696	—	7,294,696
	Termination without cause or for good reason	3,900,000	7,294,696	37,338	11,232,034
	Termination without cause or for good reason following a change in control	3,900,000	7,294,696	37,338	11,232,034
Dara F. Altman	Termination due to death or disability	—	3,268,747	—	3,268,747
	Termination without cause or for good reason	2,025,000	3,268,747	45,591	5,339,338
	Termination without cause or for good reason following change in control	2,025,000	3,268,747	45,591	5,339,338
(1)	Any severance payment due is required to be paid in a lump sum.
(2)	Amounts were calculated based on the closing price on NASDAQ of our common stock on December 31, 2018 (the last trading day of the fiscal year) of $5.71. The accelerated vesting of options is valued at (a) the difference between the December 31, 2018 closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of RSUs and PRSUs is valued at the closing price on NASDAQ of our common stock on December 31, 2018 of $5.71 multiplied by the number of shares subject to the applicable RSUs and PRSUs. The PRSUs vest assuming 100% of target level achievement for the performance period during which a termination occurs. The amounts also include DEUs.
(3)	Assumes that health benefits would be continued under COBRA for eighteen months for Mr. Meyer, Mr. Greenstein, Mr. Frear and Ms. Altman. Health benefits would be continued under COBRA for twelve months for Ms. Witz. Amounts reported assume 2019 rates.
(4)	We do not provide for any tax gross-ups. In the event a named executive officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the named executive officer will be reduced to the extent that such benefits do not trigger the excise tax, unless the named executive officer would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes. Amounts shown are based on preliminary calculations that indicate that the amount payable to each named executive officer would not be subject to the excise tax. Estimated amounts may materially differ from any actual amounts ultimately paid.

52	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION • 2018 CEO PAY RATIO

2018 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of our Chief Executive Officer.

We determined that, as of December 31, 2018 (the date we identified for purposes of determining our employee population), our employee population consisted of approximately 3,412 individuals, of which 16 employees were located outside the United States. This population consisted of our full-time, part-time, seasonal and temporary workers and did not include any individuals classified as independent contractors. In accordance with the de minimus exemption under Item 402(u) of Regulation S-K, we excluded these 16 non-U.S. employees from our total employee population, specifically: four employees from Canada, two employees from Germany, three employees from Malaysia and seven employees from the Philippines. These non-U.S. individuals represented less than 1% of our total estimated employee population as of December 31, 2018 of 3,412 individuals. After excluding these employees and the Chief Executive Officer, we included 3,395 employees in our calculations to identify the median employee.

To identify the median employee from this employee population, we calculated each employee’s total compensation by reviewing employees’ W-2 wages for 2018. Once we identified the employee who fell at the mid-point of our employee population, we calculated all of the elements of that employee’s compensation for the 2018 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the “annual total compensation” for such employee for purposes of calculating the required pay ratio. The annual total compensation of the median employee for 2018 was $98,000. To calculate the annual total compensation of our Chief Executive Officer, we used the amount reported for Mr. Meyer in the “Total” column of the 2018 Summary Compensation Table included in this proxy statement, which was $17,633,953.

Based on Mr. Meyer’s annual total compensation compared to the annual total compensation of our estimated median employee, our estimated pay ratio is 180:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 PROXY STATEMENT	53

Item 2—Ratification of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. In addition, the Audit Committee assists the board of directors in its oversight of:

•	The integrity of our financial statements and our accounting and financial reporting processes and systems of internal control over financial reporting;

•	Our compliance with legal and regulatory requirements;

•	Our independent auditors’ qualifications, independence and performance;

•	The performance of our internal audit function; and

•	Our assessment of risks and risk management guidelines and policies.

The Audit Committee and the board of directors believe that the continued retention of KPMG LLP (“KPMG”) as our independent registered public accounting firm is in the best interest of our stockholders, and we are asking stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2019. Although ratification is not required by our By- laws, applicable law or otherwise, the board of directors is submitting the selection of KPMG to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered a recommendation to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The board of directors recommends a vote “FOR”the ratification of
KPMG LLP as our independent registered public accountants for 2019.

54	2019 PROXY STATEMENT

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018	2017
Audit fees(1)	$2,474,500	$2,537,000
Audit-related fees(2)	93,000	85,800
Tax fees(3)	—	—
All other fees(4)	—	—
	$2,567,500	$2,622,800
(1)	Audit fees consists of fees for services related to the financial statement audit, quarterly reviews, audit of internal control over financial reporting, accounting consultations with KPMG’s National Office, comfort letters, SEC comment letters, audit services that are normally provided by independent auditors in connection with regulatory filings or engagements, and statutory audits. The amount also includes reimbursement for direct out-of-pocket travel and other sundry expenses.
(2)	Audit-related fees related to audits of employee benefit plans, financial due diligence services and other attestation services.
(3)	Tax services consist of services relating to state and local tax compliance services. There were no tax fees billed to us in 2017 or 2018.
(4)	All other services are fees for any products or service not included in the first three categories. There were no other fees billed to us in 2017 or 2018.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

2019 PROXY STATEMENT	55

Report of the Audit Committee

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member is financially literate for audit committee purposes under the NASDAQ rules, and each member of the Audit Committee also qualifies as an “audit committee financial expert” within the meaning of SEC regulations and is “financially sophisticated” within the meaning of the NASDAQ listing standards. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the board of directors and is posted under “Corporate Governance” in the Investor Relations section of our website at www.siriusxm.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The Audit Committee has selected KPMG as our independent registered public accountants for 2019. KPMG has served as our independent registered public accountants since 2008. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee regularly reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent registered public accountants. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG’s historical and recent performance on our audit;

•	KPMG’s capability and expertise in handling the breadth and complexity of our operations;

•	KPMG’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	data on audit quality and performance, including recent PCAOB reports on KPMG and its peer firms;

•	the appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	KPMG’s independence, including the possible effects of its provision of non-audit fees and services on its independence; and

•	KPMG’s tenure as our independent registered public accountants, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure KPMG’s independence.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management. The lead partner from KPMG assigned to us has served in that role since 2014 and completed his five years of service on our account in early 2019.

56	2019 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee engages in an annual evaluation of our independent registered public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee and the board of directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of our stockholders.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee also reviewed and discussed our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with management and our independent registered public accounting firm, management’s annual report on the effectiveness of internal control over financial reporting as of December 31, 2018 and KPMG’s related attestation report.

The Audit Committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. The Audit Committee discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to us and our affiliates is compatible with KPMG’s independence.

At each regularly scheduled meeting, the Audit Committee met and held discussions with management, our internal auditors and KPMG. Prior to their issuance, the Audit Committee reviewed and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and KPMG. During 2018, management, our internal auditors and KPMG also made presentations to the Audit Committee on specific topics of interest, including: our enterprise risk assessment process; our information technology systems and controls; our federal and state income tax positions, including our tax strategy and risks; benefit plan fund management; our critical accounting policies; new accounting guidance and the potential impact of new accounting pronouncements; our ethics and compliance program; risk management initiatives and controls for various acquisitions; our strategy and management of the implementation of new systems; and cyber security.

The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter, including the fees and non-audit fees payable to KPMG. The Audit Committee is ultimately responsible for the amounts we pay KPMG. In 2018, the Audit Committee tasked management to negotiate a proposed fee arrangement with KPMG and present it to the Audit Committee. After a review of the proposed fee arrangement, including the projected hours and other costs, the Audit Committee approved a one year engagement letter with KPMG. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with KPMG and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of our internal audit department. The Audit Committee also has established, and overseen

2019 PROXY STATEMENT	57

REPORT OF THE AUDIT COMMITTEE

compliance with, procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and our employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

The Audit Committee discussed with KPMG their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee also reviewed our hiring policies and practices with respect to current and former employees of the independent registered public accounting firm. The Audit Committee preapproved, in accordance with its preapproval policy described above, all services provided by the independent registered public accounting firm and considered whether the provision of such services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

JOAN L. AMBLE, Chairwoman EDDY W. HARTENSTEIN KRISTINA M. SALEN

58	2019 PROXY STATEMENT

Other Matters

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2019

This proxy statement and our annual report for the fiscal year ended December 31, 2018 are available for you to view online at http://www.envisionreports.com/SIRI.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York

April 22, 2019

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations Sirius XM Holdings Inc. 1290 Avenue of the Americas 11th Floor New York, New York 10104

2019 PROXY STATEMENT	59

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 4, 2019.

Online Go to www.envisionreports.com/SIRI or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote FOR each director nominee and FOR Proposal 2.

1.	Election of Directors:

		For	Withhold		For	Withhold		For	Withhold
	01 - Joan L. Amble	☐	☐	02 - George W. Bodenheimer	☐	☐	03 - Mark D. Carleton	☐	☐

	04 - Eddy W. Hartenstein	☐	☐	05 - James P. Holden	☐	☐	06 - Gregory B. Maffei	☐	☐

	07 - Evan D. Malone	☐	☐	08 - James E. Meyer	☐	☐	09 - James F. Mooney	☐	☐

	10 - Michael Rapino	☐	☐	11 - Kristina M. Salen	☐	☐	12 - Carl E. Vogel	☐	☐

	13 - David M. Zaslav	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2019.	☐	☐	☐

IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
The signature should correspond exactly with stockholder’s name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

1 U P X

030TXB

SIRIUS XM HOLDINGS INC.

ADMISSION TICKET
2019 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JUNE 5, 2019
8:30 A.M. EASTERN TIME

TO BE HELD AT
THE PALEY CENTER FOR MEDIA
25 WEST 52 STREET
NEW YORK, NEW YORK 10019

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and 2018 Annual Report are available at: http://www.envisionreports.com/SIRI

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sirius XM Holdings Inc.

Proxy Solicited on behalf of the Board of Directors of Sirius XM Holdings Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein, the undersigned’s shares of Sirius XM Holdings Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of Sirius XM Holdings Inc. to be held on Wednesday, June 5, 2019, at 8:30 A.M., Eastern time, in The Paley Center for Media, 25 West 52 Street, New York, New York 10019 and at any adjournments or postponements thereof upon all matters set forth on the reverse side hereof and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein under Proposal 1 and FOR Proposal 2.

(Continued and to be dated and signed on the reverse side)

C	Non-Voting Items
Change of Address – Please print new address below.	Comments – Please print your comments below.